                                                                    EXHIBIT 10.7








                        TRANSITION SERVICES AGREEMENT(1)

                  This is a TRANSITION SERVICES AGREEMENT (this "Agreement") dated as of [CLOSING DATE OF THE IPO], 2002 (the "Closing Date"), between [PwC Firm in local jurisdiction] ("PwC Firm") and [Bermudaco, Luxco or the Bermudaco subsidiary conducting the consulting business in local jurisdiction] ("PwCC"). PwC Firm and PwCC are sometimes hereinafter referred to as a "Party" and collectively as the "Parties."

                  WHEREAS, during the period preceding this Agreement, the consulting business, which is now PwCC, had been allocated certain costs relating to the services described in the Memorandum of Understanding Framework and Key Assumptions for Support Services, dated 6/11/2001 ("MOU") and the Supplemental Memoranda of Understanding attached thereto, and related agreements, if any, described in the Local Term Sheet ("SMOU");

                  WHEREAS, each PwC Member Firm and [Bermudaco or Luxco] or one of Bermudaco's Subsidiaries have entered into a "Rollup Agreement" relating to the contribution by each such PwC Member Firm of certain Assets relating to the PwCC Business;

                  WHEREAS, PwC Firm has entered into a Rollup Agreement with PwCC as of [April 5, 2002] (the "Rollup Agreement");

                  WHEREAS, PwCC is interested in purchasing certain services from PwC Firm, including certain financial information services necessary for Bermudaco to operate as a reporting company whose shares are listed on the New York Stock Exchange, and PwC Firm and PwC Member Firms are interested in providing such services to PwCC and its Affiliates and Subsidiaries during a transition period commencing on the Closing Date and expiring or terminating in accordance with Article VI below;

                  WHEREAS, PwCC and PwC Member Firms share a common interest in the success of PwCC as an independent, public company with a first-class reputation, and intend to cooperate with PwCC and each other so that PwCC receives the necessary support to continue and grow its business while it plans for and executes a timely migration from reliance on PwC Member Firms as service providers; and

                  WHEREAS, the Services provided to PwCC will be provided pursuant to this Agreement as may be modified by the Local Term Sheet executed in accordance with this Agreement;

                  NOW, THEREFORE, the Parties hereby agree as follows:




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(1)  This Agreement is local in nature and assumes an agreement between local entities.

                                   ARTICLE I

                                   DEFINITIONS

         The terms listed below shall have the meanings ascribed to them in this
         Article I. Any capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Rollup Agreement.

         "Additional Services" means services which are not Basic Services (as set forth on SCHEDULE A) or Differing Services.

         "Agreement" has the meaning given in the introductory paragraph.

         "Assets" means infrastructure, personnel, Facilities, systems, equipment, documentation, processes and tools, or other assets, as applicable.

         "Basic Service" has the meaning set forth in Section 3.1(a).

         "Bermudaco" has the meaning given in the introductory paragraph.

         "Closing Date" has the meaning given in the introductory paragraph.

         "Confidential Information" has the meaning set forth in Section 8.1(b).

         "Confidential Materials" has the meaning set forth in Section 8.1(c).

         "Costs" means the actual PwC Firm costs (net of any credits and similar items) to provide the Services payable by PwCC hereunder, which includes Operating Costs, Service Investment Costs, Termination Costs and Stranded Costs, as applicable (e.g., "Costs" will not be deemed to include Service Investment Costs to the extent they are funded directly by PwCC rather than PwC Firm). In all cases, "Costs" shall only include those portions of costs which are allocable to PwCC pursuant to SCHEDULE D, SCHEDULE E or as otherwise agreed to in writing.

         "Cost Driver" has the meaning set forth in Section 4.1(c).

         "Differing Services" means Services provided with greater or lesser levels of service quality or priority than the Services provided to PwCC by PwC Firm at the time of a Service Change Request.

         "Disabling Code" has the meaning set forth in Section 3.12.

         "Disclosing Party" has the meaning set forth in Section 8.1(a).

         "Dispute Resolution Process" means the process described in Section 12.12(b).

         "Documentation" means all available, material documentation not subject to third party confidentiality restrictions concerning all materials
         (i) provided to PwCC by PwC Firm (including Software, PwC Firm Developed Intellectual Property, PwCC Developed

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
         Intellectual Property and Third Party Intellectual Property or equipment) or (ii) used by PwC Firm in providing the Services, including user and technical manuals, plans, schematics and sales materials.

         "Escrow Account" has the meaning set forth in Section 4.2(d).

         "Exploitation License" means a license to any Intellectual Property on the terms set forth in Section 9.11(a) or Section 9.11(b) of the Rollup Agreement, as applicable depending on identity of the licensing Party.

         "Extensions" means any upgrades, updates, new versions, improvements, modifications or enhancements to Intellectual Property, including Software.

         "Facilities" means any real property premises owned or leased by a Party, including buildings, structures and offices thereon.

         "Global Default Cost Driver" has the meaning set forth in Section
         4.1(c).

         "Global Governance MOU" has the meaning set forth in Section 5.2.

         "Global Project Manager" of a Party means the project manager appointed by a Party hereto who is responsible for coordination of the global relationship between PwCC's Affiliates and the PwC Member Firms.

         "Inadvertently Omitted Tasks" has the meaning given in Section 3.1(a).

         "Incremental" in connection with Costs incurred due (i) to a Service Change Request, as applicable, or (ii) to a PwC Firm planned increase or decrease in Service, (iii) to a termination by PwCC with less than the required notice hereunder, or (iv) to Transition Assistance to be provided by PwC Firm to PwCC arising from material breach by PwC Firm (pursuant to Section 6.5(a)), means any additional Costs actually incurred less (i) any reductions in Costs actually realized in connection with implementing such Service Change Request or such increase or decrease in Service or (ii) the Costs that would otherwise have been actually incurred in connection with implementing such termination or such Transition Assistance.

         "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 10.1.

         "Itself" means, in connection with a Service provided to PwCC by PwC Firm or a third party Service provider, either (i) if such Service is also used by PwC Firm, PwC Firm; or (ii) if such Service is not provided to PwC Firm, and is provided to PwCC at such a level of service as had been provided to the consulting business under the SMOU.

         "Key Personnel" has the meaning set forth in Section 3.5(a).

         "Laws" means all laws, rules and regulations.


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
         "Local Cost Drivers" has the meaning set forth in Section 4.1(c).

         "Local Project Manager" means a project manager designated by PwC Firm or PwCC, respectively, with responsibility for providing or receiving Services hereunder.

         "Local Term Sheet" means the schedule executed by PwC Firm and PwCC, which is attached hereto and incorporated herein.

         "Luxco" has the meaning set forth in the introductory paragraph.

         "Mandatory Differing Service" means a Differing or Additional Service which, if requested by PwCC, shall be provided by PwC Firm.

         "MOU" has the meaning given in the first recital.

         "Non-Organic Growth" means growth in the PwCC Business after the Closing Date that is obtained solely through mergers, acquisitions, changes in lines of business and additions of new service offerings, and any growth of such entities, businesses or offerings, any of which would have a material impact on the costs or methods and processes of service delivery by PwC Firm to PwCC or other similar transactions or organizational changes.

         "Operating Costs" are the actual direct costs, including costs of goods and services purchased on behalf of PwCC where such costs are passed through directly to PwCC, net of recoverable value-added taxes, actually incurred by PwC Firm in connection with a Service rendered under this Agreement, including reasonable overhead costs used and/or consumed in connection with support activities and Services by the business function providing Services to PwCC, and consistent with the past practices under the MOU and SMOU (which may include recurring payments according to an amortization or depreciation schedule for PwCC's allocable share of PwC Firm's Service Investment Costs).

         "Organic Growth" means any growth in the PwCC Business after the Closing Date that is not Non-Organic Growth.

         "Oversight Council" means the council consisting of four (4) people appointed by the chief executive officer of PwCC and four (4) people appointed by the executive responsible on the global level for PwC Firm.

         "Party" or "Parties" has the meaning given in the introductory paragraph.

         "Procedures Manual" has the meaning set forth in Section 5.6.

         "Project Manager" means a Local Project Manager or a Global Project Manager.

         "Public Company F&A Information Services" means the Services so described in SCHEDULE A-3.

         "PwCC" has the meaning given in the introductory paragraph.

         "PwCC Business" means the business that PwCC and its Subsidiaries or Affiliates operate as of the Closing Date, and includes any changes or growth to that business undertaken by PwCC (including any by current or future Subsidiaries and Affiliates) supported by the Services.

         "PwCC Data" means all data and information in written, electronic or oral form that is (i) Acquired Assets transferred or required to be transferred under the Rollup Agreement, and (ii) owned by PwCC, its Affiliates and Subsidiaries and its and their suppliers, employees, agents, customers, and other third parties, including information relating to PwCC's (or PwCC's Subsidiaries' or Affiliates') customers, employees, technology, operations, Facilities, markets, products, capacities, procedures, security practices, research, development, and business affairs and finances, obtained, developed, stored, generated or produced by or on behalf of PwCC or in connection with the Services.

         "PwCC Developed Intellectual Property" has the meaning set forth in
         Section 7.2(a).

         "PwC Firm" means PwC Firm as set forth in the introductory paragraph, and, as the context requires, its or their Subsidiaries, if any, and other entities under common Control with PwC Firm which provide the applicable Services to PwCC.

         "PwC Firm Data" means all data and information in written, electronic or oral form owned by PwC Firm, its Affiliates and Subsidiaries, and its and their suppliers, employees, agents, customers and other third parties, including information relating to PwC Firm's employees, technology, operations, Facilities, markets, products, capacities, procedures, security practices, research, development, and business affairs and finances, to which PwCC has been given access under this Agreement.

         "PwC Firm Developed Intellectual Property" has the meaning set forth in
         Section 7.2(c).

         "PwC Firm Intellectual Property" means all Intellectual Property listed on the Global IP Schedule which is noted as "Shared Use," and any and all Intellectual Property not listed on the Global IP Schedule but used in the Consulting Business on or prior to the Closing Date which, if such Intellectual Property had been listed on such schedule, would have been noted thereon as "Shared Use" based on an application of the principles that governed the preparation of the Global IP Schedule.

         "PwC Member Firm" means any member firm of the PricewaterhouseCoopers global network of firms that is a party to a Rollup Agreement.

         "Receiving Party" has the meaning set forth in Section 8.1(a).

         "Reimbursable Taxes" has meaning set forth in Section 4.3(a).

         "Rollup Agreement" has the meaning set forth in the second recital.

         "Rollup Agreement Date" means the execution date of the Rollup
         Agreement.

         "Segregable" or "Segregation" means, with respect to the Services, Assets, Intellectual Property, or goods or services used to supply a Service provided to PwCC hereunder, those that can readily be segregated using PwC Firm's then-current systems, processes and resources from the goods or services that PwC Firm provides to Itself.

         "Service Change Estimate" means an estimate of Costs, if any, associated with increasing, reducing or maintaining a level of Service, as applicable; an estimate of the Costs, if any, for achieving Segregation; an estimate of the Costs, if any, of obtaining third party consents; if the change in level of Service is proposed by PwC Firm, a description of any improvement or degradation in Services; and all other relevant information in connection with the foregoing.

         "Service Change Request" means a request in writing from PwCC for Differing Services or Additional Services.

         "Service Investment Costs" of a Party means such Party's allocable share of one-time or non-recurring direct initial charges for Assets, or other investments or capital expenditures (excluding any amortization or depreciation of such investments or capital expenditures) and start-up costs including for upgrading or expanding infrastructure or systems and the initial costs of any hiring of personnel, actually incurred in connection with a Service.

         "Service Levels" has the meaning set forth in Section 3.2(a).

         "Services" has the meaning set forth in Section 3.1(a).

         "Stranded Costs" means a Party's allocable share of unrecovered Service Investment Costs.

         "SMOU" has the meaning given to it in the first recital.

         "Term" has the meaning set forth in Section 6.1(a).

         "Termination Costs" of a Party means such Party's allocable share of one-time or non-recurring direct costs (other than "Service Investment Costs") actually incurred by PwC Firm in connection with the termination or expiration of a Service rendered pursuant to this Agreement (e.g., severance and other employee termination costs or buy-out or termination costs associated with a long-term operating agreement or lease).

         "Third Party Claim" has the meaning set forth in Section 10.3(a).

         "Third Party Information" has the meaning set forth in Section 3.1(h)(iii).

         "Third Party Intellectual Property" means all Intellectual Property owned by persons or entities other than the Parties.

         "Transition Assistance" has the meaning set forth in Section 6.5.

         "Trouble" means any material disruption, degradation or non-conformance of the Services or any Service.

         "True-Up" has the meaning set forth in Section 4.1(d).

         "Undue Burden" means implementation and operation of a Service or change of a Service or related activity would not be commercially feasible or would have a material impact on PwC Firm's business, systems, procedures or resources.

         "Virus" means any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," "malicious logic," software routines, devices, computer codes, programs or hardware components or other undisclosed feature or file which (i) is designed to permit unauthorized access to software, hardware or data; (ii) intentionally may disrupt, disable, harm, erase or otherwise impede in any manner, including aesthetic disruptions or distortions, the operation of the foregoing features or files, any portion thereof or any other software, firmware, hardware, computer system or network; or (iii) intentionally would disable such software or technology, or PwCC, or its designee's, other software or systems or technology, or impair in any way their operation based on the elapsing of a period of time, exceeding an authorized number of copies or advancement to a particular date or other numeral.

                                   ARTICLE II

                          INTERPRETATION OF AGREEMENTS

SECTION 2.1. LOCAL TERM SHEET.

         In connection with this Agreement, PwC Firm and PwCC attach hereto the Local Term Sheet, together with all Exhibits and Schedules thereto, as EXHIBIT
A. In the event of a conflict between the terms of this Agreement and the Local Term Sheet, the terms of the Local Term Sheet shall prevail.(2)

SECTION 2.2. TERMINATION OF MOU AND SMOU.

         As of the Closing Date, the MOU and SMOU applicable to the Parties, including any provision thereof intended to survive termination or expiration of such MOU or SMOU, is hereby deemed terminated and superseded by this Agreement.




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(2) The Local Term Sheet may include modifications necessary to achieve the commercial intent of the Parties taking into account local law and regulations, but any amendments inconsistent with the commercial intent of these terms and conditions are not permitted.

                                   ARTICLE III

                                    SERVICES

SECTION 3.1. SERVICES AND CHANGE OF SERVICES.

         (a) Services. Subject to the terms and conditions contained in this Agreement and during the Term hereof, beginning on the Closing Date, PwC Firm will provide PwCC and its Subsidiaries and Affiliates the services which were provided by or on behalf of PwC Firm or its Subsidiaries or Affiliates as of the Closing Date to the consulting business (these Services to set forth on SCHEDULE A ("Basic Services")), together with any Additional Services or Differing Services requested by PwCC, and agreed to by PwC Firm in accordance with the terms hereof (the "Services"). PwCC shall pay for the Basic Services in accordance with the provisions set forth in Section 4.1. On and after the Closing Date, and unless otherwise agreed pursuant to the terms hereof, PwC Firm will provide, and PwCC will receive, the following Basic Services, each as further described in SCHEDULE A: Infrastructure (including real estate services, office services, travel, procurement and physical security), Finance (including transaction processing), Technology Solutions (including telecommunications, network services and electronic security), Knowledge Management (including document retention as required to comply with applicable Laws as instructed by
PwCC), Human Resources, and Learning and Education. Except as expressly stated on SCHEDULE A-1 as not being provided by PwC Firm or except as contained in SCHEDULE A-2 as a responsibility of PwCC, Basic Services include all services, functions, responsibilities or tasks not specifically described in SCHEDULE A which are required for the proper performance and provision of, or are an inherent part or a necessary subpart of, the Services. If after the Closing Date, PwCC identifies a service that was provided under the MOU or SMOU but was inadvertently omitted from such SCHEDULE A ("Inadvertently Omitted Tasks"), then if PwCC so notifies PwC Firm in writing within thirty (30) days of the Closing Date, such Inadvertently Omitted Tasks shall be deemed to be implied by and included within the scope of the Basic Services to the same extent and in the same manner as if specifically described herein; however, should PwCC fail to so notify PwC Firm of such Inadvertently Omitted Tasks within such thirty (30) day period, PwCC shall have up to six (6) months after the Closing Date to request the provision by PwC Firm of such Inadvertently Omitted Tasks as a Mandatory Differing Service and PwCC shall pay to PwC Firm the associated Costs as set forth in Section 4.1. Upon PwCC's prior written notice, PwC Firm shall provide Basic Services in connection with the Organic Growth of PwCC as a Mandatory Differing Service and PwCC shall pay to PwC Firm the associated Costs as set forth in Section 4.1.

         (b) Public Company F&A Information Services. After the Closing Date, PwC Firm shall provide, as a Mandatory Differing Service, Public Company F&A Information Services as set forth in SCHEDULE A-3 and PwCC shall pay the Costs therefor in accordance with Section 4.1.

         (c) Differing Services and Additional Services.

                  (i) PwCC may from time to time request Differing Services or Additional Services by submitting a Service Change Request. A Differing Service which (A) is required to comply with SEC or other Laws, or (B) PwCC cannot obtain in a commercially reasonable manner in the marketplace because of interdependencies with other Services provided by PwC Firm, and which, if not provided, would result in an material adverse impact to the PwCC Business shall be a Mandatory Differing Service. Notwithstanding the above, in connection with any Service Change Request made pursuant to (B) above, PwC Firm shall not be required to provide such Mandatory Differing Service if it would have an Undue Burden. For the avoidance of doubt, PwCC hereby agrees to pay all Incremental Costs, including Incremental Service Investment Costs, Incremental Operating Costs and Incremental Termination Costs, in connection with any Differing Service or Additional Service. Any payment of Costs associated with Differing Services or Additional Services will be determined in accordance with Section 4.1.

                  (ii) In the event PwCC moves to a new location, unless such move causes an Undue Burden on PwC Firm, PwC Firm shall provide Services to PwCC in its new location, as a Mandatory Differing Service. If PwCC's move to a new location is an Undue Burden on PwC Firm, then PwC Firm may, at its option, provide Services to PwCC in its new location as a Differing Service. PwCC shall provide one hundred eighty (180) days notice prior to the planned move, which notice may be delivered prior to or after the Closing Date, of any such move and any payment of Costs therefor shall be in accordance with Section 6.1. The Local Term Sheet lists the planned moves and the dates upon which PwC Firm received notice of such moves as set forth above as of the Closing Date.

         (d) PwC Firm Increase in Levels of Services. Except for routine upgrades and replacements which are common to PwC Firm, if PwC Firm plans to implement increased (including higher quality or priority) levels of Services for Itself and therefore for PwCC hereunder, PwC Firm shall promptly notify PwCC once PwC Firm begins to plan to increase such level of Service, including in such notice a Service Change Estimate and the date of proposed implementation.

                  (i) If such Service is Segregable, PwCC may at its option decline the proposed increase in level of Service by notifying PwC Firm in writing, and shall pay all Costs for achieving Segregation and PwCC shall continue to receive such Services at the level provided prior to Segregation. If PwCC does not provide such written notification to PwC Firm within sixty (60) days of receipt of a Service Change Estimate, PwCC shall be deemed to have approved the Service Change Estimate and shall be responsible to pay all Incremental Costs associated with such increased Service level.

                  (ii) If such Service is not Segregable, unless PwCC terminates such Service in accordance with Section 6.1(b) herein, PwCC shall receive such increased level of Service and pay the associated Incremental Operating Costs therefor, but shall not be responsible for any Incremental Costs (other than such Incremental Operating Costs) associated with such Service.

         (e) PwC Firm Reduction in Levels of Services. PwC Firm shall promptly notify PwCC once PwC Firm begins to plan to implement reduced (including lesser quality or priority) levels of Service for Itself and therefore PwCC, and, if the reduction would have a material impact on the PwCC Business, shall provide such notice at least one hundred eighty

(180) days before implementation thereof. In each instance, PwC Firm's notice to PwCC shall include a Service Change Estimate and the date of proposed implementation.

                  (i) If such Service is Segregable, PwCC may at its option require PwC Firm to continue to provide the existing level of such Service as a Mandatory Differing Service by providing PwC Firm with prior written notice in the form of a Service Change Request, and shall pay all Costs for achieving Segregation and the Operating Costs to operate such separate process or system and PwCC shall continue to receive such Services at the level provided prior to Segregation. If PwCC does not provide such written notification within sixty
(60) days of receipt of a Service Change Estimate, PwCC shall be deemed to have accepted the Service Change Estimate and shall be responsible to pay all Incremental Costs associated with such change in Services.

                  (ii) If such Service is not Segregable, unless PwCC terminates such Service in accordance with Section 6.1(b) herein, PwCC shall receive such non-Segregable Service at the reduced level of Service and shall pay for such Service in accordance with Section 4.1.

         (f) Service Change Request. If PwCC submits a Service Change Request to PwC Firm, then: (i) if in the reasonable judgment of PwC Firm the Service Change Request may be evaluated using existing resources and is otherwise consistent with the Parties' past practices under the MOU and SMOU, PwC Firm shall within a reasonable time provide a Service Change Estimate; or (ii) otherwise, PwC Firm shall promptly discuss with PwCC its reasonable concerns regarding (A) obtaining or using material resources reasonably necessary to provide a Service Change Estimate to PwCC, or (B) the Undue Burden that PwC Firm reasonably believes would be caused by implementing the Service Change Request. In the event of a situation described in (ii) above, the Parties shall reasonably cooperate to discuss alternatives. PwCC may, after such discussion submit a modified Service Change Request and PwC Firm may thereafter, at Cost, prepare and deliver a Service Change Estimate. Except in connection with a Mandatory Differing Service, unless and until agreement is reached by the Parties on a Service Change Estimate, PwC Firm shall have no obligation to provide Differing Services or Additional Services. Except as expressly set forth in Sections 3.1(c), 3.1(d) and 3.1(e), each Service Change Estimate must be approved in writing by PwCC or its authorized designee prior to PwC Firm's holding PwCC responsible for Costs for implementation of any Service Change Request.

         (g) Roles and Responsibilities. SCHEDULE A-2 to this Agreement shall include the Parties' roles and responsibilities with respect to the Services.

         (h) Certain PwCC Obligations.

                  (i) PwCC shall (i) reasonably cooperate with PwC Firm as necessary to facilitate PwC Firm's provision of Services, (ii) perform such tasks necessary for the provision of the Services that PwC Firm shall reasonably request, and (iii) make available to PwC Firm on a timely basis all reliable and accurate information and materials required by PwC Firm to enable PwC Firm to provide the Services. SCHEDULE A-2 contains a description of the cooperation, tasks, materials and information contemplated by this Subsection.

                  (ii) Except to the extent an error otherwise becomes actually known to PwC Firm or PwC Firm otherwise has express verification obligations in connection with performance of the Service: (i) PwC Firm may accept as correct, accurate, and reliable, without any further inquiry, all information, data, documents, and other records delivered, supplied, or made available to PwC Firm hereunder by PwCC or at the direction or under the authority of PwCC in connection with the performance by PwC Firm of the Services, and may assume that PwCC has provided it with all information in the possession or control of PwCC which is necessary for the performance of the Services; and (ii) PwC Firm shall have no responsibility or liability for any error, inadequacy, or omission which results from untimely, inaccurate or incomplete information, data, documents, or other records delivered, supplied, or made available to PwC Firm by PwCC or at the direction or under the authority of PwCC, except to the extent such liability is caused by PwC Firm's failure to perform Services in accordance with the terms of this Agreement.

                  (iii) PwCC acknowledges that PwC Firm's ability to perform certain of the Services may be dependent on the receipt of information by PwC Firm from third parties not affiliated with PwC Firm ("Third Party Information"). PwCC agrees that PwC Firm shall not be liable for errors as a result of untimely, inaccurate or incomplete Third Party Information and that, except as may be expressly provided herein, PwC Firm shall have no obligation to verify or confirm any Third Party Information.

                  (iv) To the extent performance of any obligation by a Party hereto is conditioned on the other Party's acts (or acts of a third party related to such other Party) and that Party (or third party) fails to act, the obligation of such Party shall be suspended until such time as the other Party (or third party) acts as required.

                  (v) If consent of a third party is required as a condition to a Party's performance of any obligation hereunder, and such consent has not been obtained:

                           (A) If such consent should have been obtained
pursuant to Section 9.1 of the Rollup Agreement, and the Parties continue to use reasonable best efforts to obtain such consent (in accordance with their obligations under the Rollup Agreement), the obligated Party shall be excused from performance of its related obligation for so long as, and to the extent that, such consent is not obtained, or an alternative arrangement in the form of a license, sublease or operating agreement cannot be reasonably arranged.

                           (B) If such consent is required due to an act of
PwCC, PwC Firm shall use commercially reasonable efforts to obtain such consent at Cost, and shall be excused from performance of its related obligation for so long as, and to the extent that, such consent is not obtained, or an alternative arrangement in the form of a license, sublease or operating agreement cannot be reasonably arranged.

                           (C) If such consent is required relating to a plan of
PwC Firm to change a Service for Itself, and therefore for PwCC, then PwC Firm shall provide notice to PwCC upon initiating action in connection with such plan and use reasonable best efforts to obtain such consent at its expense. If PwC Firm reasonably concludes it will be unable to obtain such consent despite using reasonable best efforts, it will notify PwCC pursuant to Section

3.1(e). If the Service is Segregable, the Parties shall treat such notice as a notice pursuant to Section 3.1(e). PwCC shall have up to one hundred eighty
(180) days to discontinue the affected Service before the change is implemented.

                           (D) If such consent is required due to any other act
of PwC Firm, then PwC Firm shall use reasonable best efforts to obtain such consent at its expense.

                           (E) If such consent is required for reasons other
than as set forth above, the Parties shall use commercially reasonable efforts to obtain such consent, at Cost, and if such consent is not obtained, the obligated Party shall be excused from performance of its related obligation for so long as, and to the extent that, such consent is not obtained, or alternative arrangement, license, sublease or operating agreement cannot be reasonably arranged.

                  (i) Unless the Parties agree otherwise in writing, PwC Firm shall provide Services hereunder as and to the extent required by PwCC to meet its obligations in connection with contracts assigned to PwCC in the Rollup Agreement. If Services were provided in such manner during the term of the MOU or SMOU, such Services shall be deemed to be Basic Services, and if not provided in such manner during the term of the MOU or SMOU, such Services shall be deemed to be Mandatory Differing Services.

SECTION 3.2. SERVICE LEVELS.

         (a) Service Levels. SCHEDULE B attached hereto sets forth acceptable performance levels ("Service Levels") associated with the Public Company F&A Information Services. For each Public Company F&A Information Service, PwCC and PwC Firm shall measure and report on the measures of performance and achievement of Service Levels in accordance with SCHEDULE B. PwC Firm shall meet the Service Levels for each Public Company F&A Information Service. On or before each anniversary of the Closing Date, the Parties shall conduct an annual review for the purposes of assessing whether the current Service Levels for the Public Company F&A Information Services and performance are at appropriate levels for the Public Company F&A Information Services provided by PwC Firm to PwCC.

         (b) Performance Standards. PwC Firm shall perform each Basic Service with a level of accuracy, quality, completeness, timeliness, priority, and responsiveness that meets the level of performance by Itself at such time to Itself, except as otherwise expressly agreed in writing by the Parties. The Parties may agree on the level of accuracy, quality, completeness, timeliness, priority and responsiveness at which any Additional or Differing Service will be performed. By way of illustration, and not limitation, if the network serving PwC Firm and PwCC is unavailable for any period of time, and PwC Firm is using the same amount of effort and time attempting to restore network service to Itself as with respect to PwCC, then, except if a specific Differing Service or Additional Service with respect to levels of network availability is in effect, PwC Firm shall be performing in accordance with its obligations hereunder.

         (c) Certain Remedies. If PwC Firm fails to perform in accordance with the obligations set forth in Sections 3.2(a) and 3.2(b) and provided that PwCC is in compliance with its obligations under Section 3.1(h), then PwC Firm shall use reasonable efforts to prevent such failure from recurring. In addition, if the effects of a failure to perform can be remedied by reperformance, and if PwC Firm reperforms as required by this Subsection at no cost to PwCC, then, except as set forth in the preceding sentence, such reperformance shall be PwCC's sole remedy in connection with the effects of the performance failure. Notwithstanding anything herein to the contrary, to the extent the failure of PwC Firm to perform in accordance with the obligations set forth herein is caused by or results from a problem or event that affects not only PwCC but also Itself, then, unless a different standard applies with respect to a specific Differing Service or Additional Service, the reperformance obligations set forth in this Section shall remain the sole and exclusive remedy available for PwCC against PwC Firm and no damages associated therewith shall be recoverable by PwCC against PwC Firm. For avoidance of doubt, by way of illustration and not limitation, in the event that for a material period of time PwC Firm provides PwCC with less network availability than it provides for Itself, such unavailability shall be deemed a failure unremediable by reperformance.

         (d) Cost-Efficiency. Regardless of whether there exists an associated Service Level, PwC Firm will be no less efficient in its use of the resources or services necessary to provide the Services than it is in its use of resources and services to provide similar services in similar circumstances for Itself.

         (e) Measurement and Monitoring Tools. As part of the Services, subject to any confidentiality restrictions imposed by a third party, PwC Firm shall provide PwCC, all measurements and reports of service quality and performance actually generated by PwC Firm for Itself that are relevant to determining whether PwC Firm is performing its obligations hereunder.

         (f) Trouble Resolution. So long as it is not due to any failure of PwCC to perform its obligations and does not result in Undue Burden, PwC Firm will, at Cost, reasonably cooperate with and assist PwCC in connection with diagnosing and resolving complex problems involving the Services, PwCC, and one or more third parties receiving services from PwCC and PwC Firm's responsibility to reasonably cooperate will terminate once it is determined that the causes of the problems likely are caused by failures of the third party's performance, systems or processes.

SECTION 3.3. MAINTENANCE.

         In the event of any scheduled maintenance of any systems used in the provisioning of the Services, PwCC shall receive the same amount of prior notice that PwC Firm provides to Itself relating to systems maintenance, and the length of time to repair such systems relating to the Services shall not exceed the period PwC Firm takes to repair its like systems. Notwithstanding the prior sentence, PwC Firm shall obtain the prior written approval of PwCC, such approval not to be unreasonably withheld, in connection with maintenance directly affecting Public Company F&A Information Services. Notwithstanding the foregoing, PwC Firm may perform emergency maintenance at any time if in the reasonable judgment of PwC Firm the non-performance of such emergency maintenance would have a material adverse impact on any Service, the business of Itself or the PwCC Business; provided that PwC Firm shall immediately notify PwCC as required under any applicable notification and escalation procedures, if any, and shall use its best efforts to restore service as soon as practicable.

SECTION 3.4. OTHER PROVISIONS RELATED TO SERVICES.

         (a) Independent Contractors. PwC Firm and any of its permitted designees under this Agreement shall perform solely as independent contractors and not as agents of PwCC except as provided under certain circumstances under applicable provisions of the Local Term Sheet.

         (b) Subcontractors. PwC Firm shall not delegate or subcontract any of its material obligations under this Agreement to a third party without PwCC's prior written consent, unless PwC Firm delegates or subcontracts services it uses internally for Itself to the same third party. PwC Firm shall remain liable for obligations performed by subcontractors and other agents to the same extent as if a PwC Firm employee had performed such obligations, and for purposes of this Agreement such work shall be deemed to be work performed by PwC Firm.

         (c) Procurement Information. PwC Firm shall give PwCC notice on a quarterly basis of PwC Firm's initiation of the preparation of procurement actions for the purpose of allowing PwCC to make Service termination decisions.

         (d) Cooperation with Third Parties. If PwCC requires services from a third party which are reasonably required to interoperate or interface with the Services, and PwCC requires PwC Firm's cooperation in connection therewith, PwCC shall notify PwC Firm within a reasonable time in advance of the date such third party or PwCC will begin to provide such Services. As part of the Services, and at Cost, PwC Firm shall cooperate with PwCC and its contractors to allow the proper performance of any services (whether or not included within the definition of Services) being provided internally by PwCC or by such third party contractors; provided that such cooperation does not result in Undue Burden, further provided that such third parties contractors meet PwC Firm's reasonable confidentiality requirements, and further provided that PwCC shall use commercially reasonable efforts to reduce its need within a reasonable time for PwC Firm's cooperation with any such third party service provider.

         (e) No Resale. PwC Firm shall be required to provide Services to PwCC only to support the needs of the PwCC Business, which shall not include resale or supply of the Services to third parties; provided that the Local Term Sheet shall set forth any accommodations agreed upon by the Parties, including with respect to existing and future customers.

         (f) Staffing. PwC Firm shall not purposefully cause any degradation of the quality or continuity of PwC Firm's staffing in connection with the Services except to the extent PwC Firm does so for Itself, and such degradation could reasonably result in performance degradation, PwC Firm shall provide notice in accordance with Section 3.1(e).

SECTION 3.5. KEY PERSONNEL.

         (a) Key Personnel. "Key Personnel" shall consist of one person from each Party who will be a point of contact for Technology Solutions Services and one person from each Party who will be a point of contact for Public Company F&A Information Services. SCHEDULE C sets forth the Parties' respective Key Personnel. The Parties shall cause the Key Personnel to devote the time and effort to the provision of the Services as is set forth on SCHEDULE C.

         (b) Approval of Decisions Affecting Key Personnel. For the twelve (12) month period after the Closing Date, each Party shall (i) notify the other Party reasonably in advance, consult with the other Party and obtain the other Party's written consent prior to implementing any decision to terminate the employment of any Key Personnel except for reasonable cause, and (ii) promptly notify the other Party upon the death, disability or resignation of any of Party's Key Personnel and consult with the other Party and obtain its written consent prior to replacing such Key Personnel. After the twelve (12) month period following the Closing Date, PwCC and PwC Firm shall discuss continuity of staffing and Key Personnel positions, and implement appropriate procedures to assure continuity of service and communications between PwCC and PwC Firm.

         (c) Approval of Key Personnel. During the twelve (12) month period after the Closing Date, before assigning an individual to be or replace any Party's Key Personnel, each Party shall notify the other Party of the proposed assignment, shall introduce the individual to appropriate representatives as designated by the other Party's Project Manager, and shall provide the other Party with such information regarding such individual as such other Party may reasonably request.

SECTION 3.6. ACCESS.

         (a) Performance Information. For purposes reasonably related to the quality and priority of the Services, PwCC shall have the right to access all data, information, Facilities, systems or personnel relevant to the delivery of the Services for a reasonable duration at any two (2) occasions during the first twelve (12) months from the Closing Date and one (1) occasion thereafter per PwCC fiscal year, the timing of which shall be mutually coordinated. In addition, (i) if, except as may be reasonably anticipated pursuant to a notice received pursuant to Section 3.1(e), PwCC has a reasonable basis to believe that any of the Services has materially degraded; or (ii) if the information reflected in any report made available to PwCC indicates that any of the Services has materially degraded or PwC Firm is not meeting its obligations pursuant to Section 3.2, then PwCC shall have the right to access all data, information and personnel relevant to such Service.

         (b) Access by Regulators and Others. For purposes of compliance with audit, litigation, or PwCC's compliance with Laws, PwCC's authorized agents and representatives, shall have access to such records or information and Facilities as necessary (including personnel as reasonably necessary) for any period during which records are required to be maintained in accordance with this Agreement. Solely for purposes of this Section 3.6(b) and Article X, the term "access" shall include installation of audit software on PwC Firm's systems, provided that with respect to any software installation PwC Firm shall have an opportunity to review such software, and may refuse to allow its installation to the extent that it may reasonably have a material adverse impact on PwC Firm's systems. To the extent that any software installed on PwC Firm's systems by a third party acting with PwCC's prior written authorization causes damages to PwC Firm's systems, such acts by such third party shall be deemed to be acts of PwCC hereunder.

                  (i) After the Closing Date, customers of PwCC which are identified on an attachment to the Local Term Sheet shall have access to the same extent and purpose that they had access prior to the Closing Date. Access (including the extent and purpose), if any, by new customers of PwCC (which customers shall be of a similar nature as those customers identified in the Local Term Sheet) after the Closing Date shall be added to such attachment. The number of additional customers shall not exceed the number of PwCC customers as of the Closing Date.

                  (ii) PwC Firm hereby approves provision of access in accordance with this Section 3.6 to employees or designated agents of Deloitte Touche Tohmatsu or any PwCC external auditor to the extent such access is required for performance, on behalf of PwCC, of such required audits and related work.

         (c) Office Facilities. PwC Firm shall provide to PwCC and such authorized persons as PwCC may reasonably designate in writing, who are working on PwC Firm's premises, reasonable work space to the extent available and as reasonably required to perform the audits, reviews and inspections described herein.

         (d) Costs for Access. All Costs associated with PwC Firm's compliance under this Section 3.6 which are not otherwise recovered by PwC Firm shall be chargeable to PwCC.

         (e) Access to PwC Firm Facilities by PwCC Employees and Agents. In addition to such access specified in Subsections 3.6(a) through (c) and Section 6.5(b) and as specified in the Local Term Sheet, specifically designated employees of PwCC, its Affiliates and Subsidiaries approved by PwC Firm (including those designated and approved after the Closing Date) with a good faith specified need for access in connection with the Services shall have reasonable access to, and ability to interface with and use specifically designated PwC Firm's systems, Facilities and data provided that, with respect to any software installation, PwC Firm shall have an opportunity to review such software, and may refuse to allow its installation to the extent that it may reasonably have a material adverse impact on PwC Firm's systems.

         (f) Access to PwCC Information and Facilities. PwCC will make available on a timely basis to PwC Firm all information, materials and personnel reasonably requested by PwC Firm and required by it to enable it to provide the Services. PwCC will provide to PwC Firm (and its agents and contractors) reasonable access to PwCC's Facilities to the extent necessary for the purpose of providing the Services.

         (g) Access Restrictions. Any access provided under this Section 3.6 (i) shall be upon reasonable notification under the circumstances to each Party's agreed upon Key Personnel or other personnel designated in writing; (ii) shall be during normal business hours; (iii) shall not materially interrupt the normal business operations of the Party providing access, as determined by such Party in its reasonable discretion; (iv) except as expressly provided herein, shall not permit or include, in connection with access to information and data hereunder, PwCC's interface or overlay of any of its systems with or on the systems of PwC Firm unless such interface or overlay is in place as of the Closing Date; (v) may require that individuals shall be accompanied by a representative of a Party at all times when on the Party's premises; (vi) shall at all times be qualified by the Parties, mutual agreement hereunder to use commercially reasonable efforts to minimize requests for and the extent and duration of access hereunder; (vii) shall be subject to the confidentiality restrictions of third parties and (viii) shall be subject to applicable Laws relating to such access.

SECTION 3.7. FORCE MAJEURE.

         Subject to PwC Firm's performance of its obligations pursuant to
Section 3.9 hereunder, PwC Firm shall not be liable for any interruption of Service or delay or failure to perform under this Agreement due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, insurrection, war, rebellion, storm, strike, invasion, fires, floods, epidemics, riots, hurricane, earthquake, theft, quarantine restrictions, freight embargoes or other causes beyond the control of PwC Firm. In any such event, PwC Firm's obligations shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Party will promptly notify the other Party, either orally or in writing, upon learning of the occurrence of such force majeure event and use reasonable efforts to identify alternative providers. Upon the cessation of the force majeure event, unless otherwise agreed, PwC Firm will resume its performance with the least practicable delay. PwCC may terminate any Service (or bundle of Services which would be required to be terminated together pursuant to
Section 6.1(b)(i)) affected by a force majeure event, such termination effective at any time indicated on written notice delivered to PwC Firm during the event. If PwCC so terminates, PwCC shall be responsible for fifty percent (50%) of the Incremental Termination Costs which would otherwise be payable had PwCC given notice pursuant to Section 6.1(b) in the absence of a force majeure event. In all instances of force majeure, PwCC shall continue to pay Operating Costs until the affected Service is terminated, except that PwCC shall benefit from and be entitled to the proceeds of any insurance coverage of PwC Firm or PwCC to the extent of any Costs paid by PwCC. PwCC and PwC Firm shall use all reasonable efforts to pursue any available insurance claim. PwC Firm shall promptly pay over to PwCC its allocable share of any such proceeds to such extent when received.

SECTION 3.8. REQUIRED INSURANCE COVERAGES.

         The Parties shall arrange for and maintain certain insurance coverages as set forth on SCHEDULE F hereto.

SECTION 3.9. DISASTER RECOVERY.

         PwC Firm shall maintain disaster recovery plans for PwCC which are substantially similar to the disaster recovery plans, as updated from time to time, in place for services (e.g., recovery of data, operating environment, telecommunications infrastructure and other Facilities) provided to Itself which are similar to the Services provided to PwCC. PwC Firm shall update and test the operability of its disaster recovery plans for PwCC with the same frequency and testing mechanisms as it uses for similar disaster recovery plans for Itself. PwC Firm shall make available to PwCC any disaster recovery policies and procedures in effect for PwCC during the Term, and the results of any disaster recovery tests performed during the Term with respect to the Services or under such disaster recovery plans. In the event of a disaster, PwC Firm shall implement all applicable disaster recovery plans and procedures for Services provided to PwCC as it implements for similar services performed for Itself.

SECTION 3.10. SECURITY.

         (a) Each Party will comply with the written security procedures, if any, that are in effect during the Term for the security of the other Party's Facilities, systems and data, including any written security procedures necessary to comply with SEC or other relevant Laws, as such procedures are created or modified by the other Party from time to time.

         (b) As personnel involved in providing Services hereunder may have the ability to defeat systems security provisions on devices containing PwCC Data, which could lead to violations of securities, exchange or other Laws governing public companies, with respect to any such personnel, PwC Firm will utilize the same procedures as are used by it in connection with confidentiality, independence, compliance with insider trading Laws for its public company customers, and all other relevant Laws.

         (c) If PwC Firm proposes after the Closing Date to provide the Services to PwCC in a manner that is shared with a third party (or with any part of the business of PwC Firm or PwC Member Firms which is now or in the future is reasonably likely to be competitive with the PwCC Business), subject to PwCC's approval, PwC Firm shall develop a process consistent with customary practices in the industry and, if accepted by PwCC, PwCC shall pay the Costs associated therewith, to restrict access in any such shared environment to PwCC's Confidential Information, including PwCC Data, so that such third party (or potentially competitive business of PwC Firm or PwC Member Firms) shall have no access to PwCC's Confidential Information including PwCC Data. PwC Firm shall use reasonable efforts to implement the foregoing process and shall promptly notify PwCC of any material failures in connection with such process.

SECTION 3.11. VIRUSES.

         Each Party hereto hereby agrees to the regular use of virus protection software programs which meet the standards that PwC Firm uses for Itself and PwCC uses for itself, respectively, to prevent Viruses from being coded or introduced into the systems used to provide the Services, including any of PwC Firm's or PwCC's proprietary systems. If a Virus is found to have been introduced into the systems or software used to provide the Services, including any of PwC Firm's or PwCC's proprietary systems or software, or third party software, the Parties shall reasonably cooperate to eradicate and reduce the effects of such Virus and, if the Virus causes a loss of operational efficiency or loss of data, reasonably cooperate to mitigate any losses of operational efficiency or data caused by the Virus, with PwC Firm controlling such remediation efforts.

SECTION 3.12. DISABLING CODE.

         Unless in connection with the termination of a Service or this Agreement, each Party hereto hereby agrees not to modify any software to insert or invoke any code that would have the effect of disabling or otherwise negatively impacting the provision of Services ("Disabling Code"), without the other Party's prior written consent. If at any time the licensor of any third party software shall invoke or threaten to invoke any Disabling Code in third party software licensed to a Party hereunder that could adversely affect the Services, such Party shall use its commercially reasonable efforts to preclude such action on the part of such licensor. Each Party acknowledges that "commercially reasonable efforts" in this case may include provision of a temporary work-around for up to sixty (60) days to be implemented at Cost to PwCC.

SECTION 3.13. COMPLIANCE WITH LAWS.

         Throughout the Term, in connection with providing and receiving the Services, PwC Firm and PwCC shall reasonably cooperate to comply with all material applicable Laws with respect to or affecting the Services, including, to the extent required for PwC Firm to perform its obligations under this Agreement, any SEC or other relevant Laws made known to PwC Firm by notice, required to maintain the status of PwCC as a public company trading on a United States national securities exchange with a similar market capitalization.

                                   ARTICLE IV
                                      COSTS

SECTION 4.1. COSTS.

         (a) Line Items and Allocation. SCHEDULE D hereto sets forth a separate line item for the determination of Costs for each Basic Service under this Agreement. SCHEDULE D also includes the allocation mechanisms and Global Default Cost Drivers agreed upon by the Parties as of the Closing Date. SCHEDULE E hereto sets forth separate line items for Costs for Additional Services or Differing Services. SCHEDULE D and SCHEDULE E shall be amended as necessary.

         (b) Cost-Based Pricing. PwC Firm will charge PwCC for Operating Costs, and for such other Costs as expressly provided for under this Agreement. The structure for Operating Costs and other Costs must comply with Section 6 and other relevant provisions of the SEC No-Action Letter, which specifies that the charges will be determined as part of an arm's length transaction and, for Services rendered in accordance with this Agreement, that PwC Firm and the PwC Member Firms will not make a profit or a loss on providing such Services.

         (c) Cost Drivers. Actual Costs, net of recoverable value-added taxes, will be used to the extent known, based on the then-current systems and processes of PwC Firm and PwC Member Firms, as required by Section 6 of the SEC No-Action Letter. If actual Costs cannot be determined as described herein, Cost Drivers will be used until such time as PwC Firm develops systems and processes to determine actual Costs, if ever. "Cost Driver" means the best basis for approximation of actual Costs which is readily available and determinable from current practices and processes that measure the Costs of providing a service (e.g., headcount or square footage for occupancy). "Global Default Cost Drivers" have been developed for each major Service category, and are attached hereto as part of SCHEDULE D. The Parties are required to use such Global Default Cost Drivers unless the Parties have a method for determining costs that is a better approximation of actual Costs. Where such local alternative Cost Drivers ("Local Cost Drivers") are used, they are described in the Local Term Sheet. If there are no Local Cost Drivers or Global Default Cost Drivers which are applicable to or compatible with the systems then in use by PwC Firm, the Parties will agree upon appropriate estimations and will use commercially reasonable efforts to develop Cost Drivers for PwC Firm. The Global Default Cost Drivers set forth on SCHEDULE D, the Local Cost Drivers and appropriate estimations developed due to the absence of Local Cost Drivers will be reviewed at least once each year, and any changes thereto which will result in the allocation of Costs on a basis closer to actual will be implemented promptly after such review.

         (d) Budget and True-Up. PwC Firm will perform a true-up for all Services comparing the actual Costs of the Services performed to the budgeted costs (a "True-Up") and comparing the budgeted estimates of Cost Drivers with the actual Cost Drivers, as required under this Agreement. PwCC will have the right to participate in and review such True-Ups. In connection with budgeting for the PwCC 2003 fiscal year, the True-Up for the immediately preceding year will be completed by the earlier of July 1, 2002 or the Closing Date, but may be performed as of an earlier month end in order to meet such schedule. During the first twelve (12) months after the Closing Date, on a quarterly basis the Parties' representatives will meet to review the Costs and, without performing a True-Up, determine whether any adjustments are necessary so that PwCC has reasonable assurance that no material adjustment would be required to the PwCC reported quarterly expenditures in connection with this Agreement. On a quarterly basis, the Parties shall review anticipated Service Investment Costs, for at least the next quarter, which may be required to support the Services. During the Term, the Parties will conduct True-Ups, at such times as PwCC determines is required for financial reporting purposes, but limited to two (2) times per year until two (2) consecutive True-Ups confirm that no material adjustment is required as a result of using the quarterly reviews in place of an actual True-Up at such times, and thereafter limited to one time per year, and a final time upon termination or expiration of the Agreement. The budget shall be adjusted prospectively throughout the year as appropriate to reflect any changes in Costs associated with a Differing Service or Additional Service or other changes to Services implemented in accordance with Section 3.1 above. In preparation of each year's annual budget, the Parties shall convene an annual budget review meeting, which will include a discussion of any of PwCC's plans for transitioning any of the Services away from PwC Firm. Each such annual budget review meeting will also include an assessment of the Organic Growth for the upcoming year. In addition, at least annually and otherwise in connection with budgeting hereunder, the Parties shall discuss procurement and other activities that affect Costs. Notwithstanding the foregoing, in addition to discussions between the Parties during the above process, PwC Firm shall promptly notify PwCC at any time that PwC Firm becomes aware of an anticipated or actual material change in Costs.

         (e) Service Investment Costs, Stranded Costs and Termination Costs. In connection with any Basic Services as of the Closing Date, unless otherwise agreed in connection with a Service Change Request, PwCC shall not be obligated to pay (a) any Service Investment Costs, or (b) any Stranded Costs or Termination Costs, except as set forth in Section 6.1(b)(iii). In connection with all other Services, unless otherwise expressly set forth in this Agreement, including those provided in connection with Organic Growth, PwCC shall be obligated to pay any Service Investment Costs, Stranded Costs and Termination Costs. Any such Cost shall become payable as it becomes due, including in connection with termination of any Service or this Agreement, and a separate invoice shall be sent therefor. PwC Firm and PwCC shall use reasonable commercial efforts to reduce Service Investment Costs, Stranded Costs and Termination Costs.

SECTION 4.2. PAYMENT PROCEDURES.

         (a) Invoices and Payment. On the first of each month, PwC Firm will deliver to PwCC invoices describing the Services budgeted for such month and the monthly charges therefor. In accordance with Section 4.1(d), PwC Firm will perform reviews and True-Ups, and will promptly thereafter invoice or credit any resulting adjustments in charges if PwC Firm reasonably believes that such review will result in a material difference for the full term for the budget and forecast based on the most recently quarterly review. PwCC will pay all amounts within fifteen (15) days after receipt of an invoice therefor. All disputes regarding payment shall be governed by Section 12.12(b)(viii). Any reconciliation will occur no later than thirty (30) days after completion of the True-Up, and the results thereof shall be set forth on an invoice and, if PwC Firm owes amounts to PwCC, such amounts shall be reflected as a credit on the next invoice or, upon termination or expiration of this Agreement, provided to PwCC by check.

         (b) Payment of Pass-Through Costs. As part of Operating Costs, PwCC shall pay to PwC Firm costs of goods and services purchased on behalf of PwCC where such costs are not capitalized or expensed by PwC Firm, but are passed through directly to PwCC. Such pass-through costs will be separately invoiced to PwCC based on the actual costs thereof to the extent that such costs are not addressed in the applicable budget. Payment will be due as stated in the Local Term Sheet.

         (c) Invoices and Payment by Local Entities. PwCC will pay PwC Firm in local currency, unless otherwise set forth in the Local Term Sheet.

         (d) Interest. To the extent that PwCC fails to pay (i) to PwC Firm (A) Costs when due in accordance with the terms herein or (B) any other amounts due to PwC Firm or (ii) into an escrow account pursuant to Section 12.12(b)(viii), any disputed Costs when due pursuant to Section 4.2(a) hereof, and such Costs are disputed by PwCC and finally determined in accordance with the Dispute Resolution Process to be owing to PwC Firm, in each case, PwC Firm shall receive interest on such Costs calculated from the due date at the rate equal to PwC Firm's cost of funds, as set forth on the Local Term Sheet. To the extent that
(A) PwC Firm fails to apply a credit which under this Agreement should have been applied on the next invoice, or fails to make a payment when due, or (B) PwCC pays to PwC Firm Costs which are disputed by PwCC and finally determined in accordance with the Dispute Resolution Process to be owing to PwCC, PwCC shall receive interest on any such amounts calculated from the date such credits, Costs or amounts, as applicable, were due or the date of the overpayment, as applicable, at the rate equal to PwCC's cost of funds, as set forth on the Local Term Sheet.

SECTION 4.3. REIMBURSABLE TAXES.

         (a) Payment of Taxes. PwCC shall, in addition to the other amounts payable under this Agreement, pay, or reimburse PwC Firm for the gross amount of, any present or future sales, use, excise, occupation, privilege, value-added, gross receipts or other similar Taxes, however designated, applicable to the sale or provision of any category of Services provided in connection with this Agreement, except for any income, profits, franchise or other similar taxes on or measured by income or profits payable by PwC Firm on amounts it earned, if any, in connection with such Services, and any taxes applicable to the receipt by PwC Firm of any payments made pursuant to this Section 4.3 ("Reimbursable Taxes"). Upon request of PwCC, PwC Firm will provide reasonable written detail regarding any Reimbursable Taxes for which PwC Firm seeks reimbursement from PwCC.

         (b) Calculation of Reimbursable Taxes. PwCC hereby authorizes PwC Firm to calculate the total amount of any Reimbursable Taxes and remit the amount of such Reimbursable Taxes to the appropriate Taxing Authority on behalf of PwCC. PwC Firm's remittance of any such Reimbursable Taxes on behalf of PwCC shall be computed by PwC Firm on the basis of the information available to PwC Firm.

         (c) Minimization and Reduction of Taxes. The Parties will use all commercially reasonable efforts to cooperate to minimize or reduce any taxes payable in connection with this Agreement.

SECTION 4.4. DOCUMENT RETENTION

         PwC Firm shall maintain appropriate documentation of and for (i) all financial transactions (including amounts charged to and amounts paid by PwCC) under this Agreement; (ii) all budgets developed under this Agreement; and (iii) all True-Ups performed under this Agreement, to the same extent that PwC Firm maintains for Itself, except upon written notice by PwCC to PwC Firm that higher level document retention is necessary to comply with SEC, IRS or other applicable Laws, in which case PwC Firm shall adopt such higher level of document retention and such Service shall be treated as a Mandatory Differing Service. Such records shall include data and documentation of third party charges invoiced to and paid by PwC Firm relevant to this Agreement. PwC Firm shall retain such records (including any records received by PwC Firm from PwCC prior to the Closing Date) in accordance with PwC Firm's normal retention period, and prior to the expiration of such period, notify PwCC and, if PwCC requests, transfer such records and documentation to PwCC at PwCC's expense. PwC Firm shall provide access in accordance with Section 3.6 for any period during which any documents are required to be retained hereunder. Upon termination or expiration of this Agreement, PwCC and PwC Firm shall mutually agree as to any records or documentation of which PwC Firm may retain one archive copy and the appropriate disposal methods for any other records and documentation.

                                   ARTICLE V
                                   GOVERNANCE

SECTION 5.1. PROJECT MANAGERS.

         For purposes of the Services provided in connection with this Agreement, the Local Project Managers will be supervised by the respective chief operations officer or other person of similar role for PwC Firm and PwCC. Project Managers will meet once each PwCC fiscal quarter and otherwise as reasonably requested by either PwCC or PwC Firm to review performance and the costs of the Services during such quarter and for the year to date.

SECTION 5.2. OVERSIGHT COUNCIL.

         The Parties hereby agree that the Oversight Council will be responsible for global coordination of the Services, and assuring the global cooperation required to achieve the objectives of PwCC and PwC Member Firms, all as set forth in a memorandum of understanding attached hereto as EXHIBIT B (the "Global Governance MOU").

SECTION 5.3. IDENTIFICATION OF INDIVIDUALS.

         The individuals and their respective governing roles that constitute the Project Managers and Oversight Council are identified on SCHEDULE C hereto.

SECTION 5.4. AUTHORITY.

         Upon receipt of a written designation of a representative, a Party will be entitled to treat an act or communication by the designated representative of the other Party as a binding act of such other Party. Any Party may replace or remove a designated representative by providing written notification to the other Party in the same manner and to the same recipient as the original designation was provided, unless the Party to receive the notification agrees in writing to other notification procedures.

SECTION 5.5. COOPERATION.

         The Parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services, and shall carry out all obligations hereunder in accordance with principles of good faith and fair dealing. Such cooperation shall include cooperating to obtain all applicable governmental or regulatory licenses, authorizations, and permits required in connection with the performance of Services consistent with past practices of PwC Firm and to otherwise carry out the obligations under this Agreement. PwCC shall pay all fees associated with such licenses, authorizations and permits that solely benefit PwCC, and, as to all other such fees, the Parties shall agree upon a reasonable allocation of financial responsibility.

SECTION 5.6. PROCEDURES MANUAL.

         Within the time period after the Closing Date specified in the Local Term Sheet or otherwise within thirty (30) days of the Closing Date, and subject to the Confidentiality provisions hereof, PwC Firm shall deliver to the PwCC Project Manager any existing final or draft notes, manuals or other materials (the "Procedures Manual") known to individuals responsible for providing the Services or requested by PwCC describing any information regarding the Services, such as an overview of any Service Levels for Public Company F&A Information Services and processes and procedures related to the Services, including all relevant interface, communications, notification and escalation procedures. PwC Firm shall provide Procedures Manuals to PwCC no less frequently and which are no less thorough than any similar materials provided to Itself in connection with services substantially similar to the Services. PwCC may request for PwC Firm to provide Procedures Manuals to PwCC with respect to any Service selected by PwCC and containing content reasonably selected by PwCC, as an Additional Service for which PwCC will pay associated Costs. The Procedures Manual shall not constitute a contractual document and shall not be legally binding, and PwC Firm makes no representation of the accuracy and completeness of its contents. The provisions of this Agreement shall control and PwCC's acceptance of the Procedures Manual shall not be deemed a waiver of any rights of PwCC.

                                   ARTICLE VI

                              TERM AND TERMINATION

SECTION 6.1. TERM AND TERMINATION.

         (a) Expiration or Termination of this Agreement. This Agreement will expire or terminate, and the obligation of PwC Firm to provide or cause to be provided any Service will cease, on the earliest to occur of (i) the last date indicated in a notice for the termination of all categories of Services hereunder, (ii) the date on which the provision of all categories of Services has terminated or been canceled pursuant to Section 6.2 below, or PwCC's notice of termination of all Services pursuant to Section 3.7 (Force Majeure), (iii) three (3) years after the Closing Date for all Services, (iv) upon the bankruptcy or insolvency of the other Party, or (v) to the extent required by any Law as soon as reasonably practicable after a Party learns of such Law, and shall notify the other Party regarding any such requirement as soon as reasonably possible. The period during which this Agreement is in effect shall be deemed to be the "Term."

         (b) Termination of Service.

                  (i) If PwCC seeks to terminate a particular Service, to the extent that such Service is not Segregable from other related Services, PwCC shall terminate all such related Services at the same time.

                  (ii) Upon one hundred eighty (180) days notice (or such shorter period for certain Services identified on the Local Term Sheet as to which notice has been provided prior to the Closing Date), PwCC may terminate or reduce the volume of a particular Service, or bundle of Services in accordance with Section 6.1(b)(i), without additional Costs to PwCC, except as expressly set forth in Section 4.1. Notwithstanding the foregoing, if notice of termination of any Service was given under the SMOU, the number of days between the date on which such notice was delivered to PwC Firm and the Closing Date shall be credited toward the one hundred eighty (180) day notice period for the termination of such Service.

                  (iii) If PwCC requests to or effectively does terminate or reduce the volume of a particular Service on less than one hundred eighty (180) days notice, PwCC shall reimburse PwC Firm for any Incremental Costs, including Incremental Stranded Costs, Incremental Termination Costs or other Incremental Costs, actually incurred by PwC Firm as a direct result of the shorter notice period.

         (c) Payment Obligations. Any obligation of PwCC to make payment of Costs of any Services previously rendered in accordance with this Agreement, or of PwC Firm to provide credit for refunds or other adjustments, shall not be affected by the expiration of the Term or the termination of this Agreement and shall continue until full payment is made.

         (d) Termination Efforts. PwCC intends to use reasonable best efforts to terminate the Services hereunder as soon as is reasonably practicable.

SECTION 6.2. BREACH OF AGREEMENT.

         If either Party, its Affiliate or Subsidiary shall cause or suffer to exist any material breach of any of such entity's material obligations under this Agreement, and that entity does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the non-breaching party, the non-breaching party shall have the right to terminate
(i) if such breach affects Services whose Operating Costs constitute not more than fifty percent (50%) of all Operating Costs, only the affected Service or Services (in the case of a Service, subject to termination of related Services as set forth in Section 6.1(b)(i)), or (ii) if such breach affects Services whose Operating Costs constitute fifty percent (50%) or more of all Operating Costs, this Agreement, in whole or in part, at the option of the non-breaching Party, in each case such termination to be effective with respect to the terminated Service or Services, immediately upon provision of written notice of termination, and the non-breaching Party shall have no further obligations except as expressly provided hereunder. Upon such termination of this Agreement, in whole or in part, as applicable, PwCC shall be liable for payment of Costs as set forth in Section 4.1 and Section 6.1(b)(iii), except, if such termination is due to PwC Firm's material breach which is not cured within the above period, PwCC shall not be responsible for any Costs that are Incremental and directly attributable to the termination of a Service resulting from a breach.

SECTION 6.3. SAVINGS CLAUSE.

         Notwithstanding any provision herein to the contrary, PwC Firm shall have the right to terminate this Agreement and cease providing Services only in the event that: (a) PwCC fails to pay any undisputed amounts for Services in excess of 2.5% of the aggregate amount of the first year's budget for more than ten (10) Business Days after receiving notice of PwC Firm's intent to terminate, based on PwCC's material breach of the payment provisions and failure to timely cure; or (b) PwCC has materially breached its confidentiality obligations hereunder and, within thirty (30) days of PwC Firm's notice alleging such breach, has not provided reasonable evidence that it has taken all necessary corrective actions to prevent recurrence; or (c): PwCC has materially breached its obligations under Section 3.4(e) above (No Resale) (e.g., material violations would include PwCC's receiving material compensation from resale by PwCC to its clients of network capacity provided by PwC Firm) and, within thirty
(30) days of PwC Firm's notice alleging such breach, has not provided reasonable evidence that it has taken all necessary corrective actions to prevent recurrence.

SECTION 6.4. TERMINATION/EXPIRATION RIGHTS.

         (a) Property. Upon termination or expiration of this Agreement for any reason, or upon PwCC's notice of termination of any Service, (i) if PwCC desires to assume ownership, leasehold interest or other applicable control over real estate, Facilities, equipment and other property, or to become the assignee of third party contracts or assignable warranties, that were wholly dedicated to providing such Service or Services, PwC Firm shall provide reasonable cooperation and shall not interfere with PwCC's efforts (PwCC acknowledges that third party contracts may require approval by such third parties prior to the assignment being effective) and (ii) PwC Firm shall provide PwCC with one (1) copy of all PwC Firm Developed Intellectual Property and PwCC Developed Intellectual Property (including any source code for Software and related documentation) and, provided that all third party consents required upon such termination or expiration are obtained at PwCC's expense, Third Party Intellectual Property used in providing the Services (including any source code for Software and related Documentation) not previously transferred to PwCC by PwC Firm. Reasonable assistance shall include providing all relevant documentation and information necessary for PwCC to make a reasonably informed assessment of the financial and other relevant facts, and all contact information and introductions necessary for PwCC to undertake negotiations, if any, necessary for PwCC to assume control over the relevant property.

         (b) Certain Assets. Upon termination of a Service, or termination or expiration of this Agreement, PwC Firm shall (i) transfer to PwCC title and possession to Assets used for providing any such terminated Services and for which PwCC pays Stranded Costs pursuant to Section 4.1(e), and which are (A) wholly dedicated to PwCC or (B) Segregable and for which PwCC agrees to pay any Costs for achieving Segregation; and (ii) assign to PwCC all rights and obligations under leases for Assets (e.g., personal computers and vehicles) wholly dedicated to PwCC's use; provided that PwC Firm shall pay costs, if any, of obtaining consents to such assignments.

SECTION 6.5. TRANSITION ASSISTANCE.

         (a) Performance. Upon or prior to the expiration or termination of this Agreement or any Service hereunder for any reason, PwC Firm shall provide reasonable termination assistance (at Cost except as set forth below) to PwCC or its designee, including commercially reasonable cooperation with third parties to facilitate the orderly transfer of Services to another provider or PwCC; provision of data in formats which PwC Firm maintains or, if PwC Firm cannot provide data in such formats, in formats reasonably required by PwCC; access to the personnel providing Services; noninterference with PwCC's exercise of its termination rights as described in this Agreement; provision of written documentation used in providing the Services; and such other transition assistance as may be specified in the applicable Local Term Sheet (collectively, the "Transition Assistance"). PwCC shall not be responsible for any Incremental Costs for Transition Assistance which result from a breach by PwC Firm or the timing of any such breach. If this Agreement is terminated as a result of PwCC's material breach, PwC Firm may demand that any performance of Transition Assistance be conditioned upon pre-payment into an escrow account of reasonable anticipated costs therefor. PwCC has the option to request that PwC Firm begin providing Transition Assistance for any Service or part thereof at any time; provided that if such request is made, in the case of expiration, more than six
(6) months prior to the expiration of the Term, or in case of termination, prior to any notice of termination as required hereunder, PwC Firm shall have the option to decline. PwCC shall use its reasonable efforts to minimize the extent of requested Transition Assistance.

         (b) Measurement and Monitoring Tools. In connection with a bona fide plan for transitioning a Service away from PwC Firm, if PwCC requires specific historical performance measurements, reasonably consistent with industry practices, PwC Firm shall provide, as a Mandatory Differing Service, at PwC Firm's option, either: (i) such specific historical measurements and reports reasonably consistent with industry practices, or (ii) PwCC reasonable access, subject to the restrictions contained in Section 3.6(b) and Section 3.6(g), to personnel, information and Facilities to enable PwCC to implement the necessary measurement and monitoring tools and procedures required to measure and report PwC Firm's performance of the Services; in either case, so as to develop benchmarks of the Services for use in obtaining services from others.

                                  ARTICLE VII

                         INTELLECTUAL PROPERTY AND DATA

SECTION 7.1. INTELLECTUAL PROPERTY.

         (a) Acquired Intellectual Property. PwCC grants (or shall cause its Affiliates or Subsidiaries, as applicable to grant) to PwC Firm a limited, royalty-free, world-wide, non-transferable, non-exclusive license in the Acquired Intellectual Property solely to the extent required to perform the Services during the Term.

         (b) PwC Firm Intellectual Property. PwC Firm grants (or shall cause its Affiliates or Subsidiaries, as applicable, to grant) to PwCC a license to PwC Firm Intellectual Property to the extent required to receive the Services during the Term. If so requested by another PwC Member Firm to consent, and/or grant a license to PwCC (or its Affiliates or Subsidiaries) for any PwC Firm Intellectual Property to the extent required for such other PwC Member Firm to provide Services to PwCC (or its Affiliates or Subsidiaries), PwC Firm hereby agrees to so consent to such license and/or to grant to PwCC (or its Affiliates or Subsidiaries) such license to the extent that PwCC (or its Affiliates or Subsidiaries) requires such consent or license.

         (c) Third Party Intellectual Property. PwC Firm shall, to the extent necessary to provide the Services use its reasonable commercial efforts to: (i) maintain licenses and maintenance agreements for Third Party Intellectual Property required for provision of the Services, (ii) for all new Third Party Intellectual Property, obtain licensed authorization for use and disclosure by and to PwC Firm's employees or agents; (iii) implement Extensions of Third Party Intellectual Property, (A) for Software used by or for Itself, as required for the provision of Services at the same time to PwCC, to be the same release as releases used by or for Itself, and (B) for Software wholly dedicated to PwCC, to be no more than one release behind the current publicly available release, unless PwCC approves a delay in installation, which approval shall not be unreasonably withheld; and (iii) if requested by PwCC, replace or add (to the extent that PwC Firm is permitted by, and subject to, all applicable terms and conditions of agreements pertaining to such Third Party Intellectual Property) to such Third Party Intellectual Property required to be used by or for PwCC in connection with Differing Services or Additional Services implemented in accordance with Section 3.1(c). PwCC shall pay all Costs associated with the foregoing Services. In providing the Services, a Party hereto shall not violate Third Party Intellectual Property rights; provided that the sole remedy for breach of this Subsection shall be to seek indemnification pursuant to Article X and further provided that breach of this Subsection shall not provide a basis for termination of this Agreement or any Service hereunder.

         (d) Extensions to Third Party Intellectual Property. With respect to any Extensions to Third Party Intellectual Property used hereunder, each Party shall obtain for the other Party rights to such Extensions to the extent allowed by the relevant third party and to the extent required to provide or receive the Services hereunder.

SECTION 7.2. OWNERSHIP OF DEVELOPED INTELLECTUAL PROPERTY.

         (a) PwCC Developed Intellectual Property. "PwCC Developed Intellectual Property" shall mean (i) any Extensions to Acquired Intellectual Property made or created by PwC Firm during the Term in connection with the Services; and (ii) any Software written during the Term by PwC Firm in connection with any Additional Service for the sole use of PwCC, provided that PwC Firm and PwCC may agree in writing that such Software shall be excluded and shall not be deemed to be PwCC Developed Intellectual Property.

         (b) Rights in PwCC Developed Intellectual Property. As between PwCC and PwC Firm, PwCC shall be the sole and exclusive owner of PwCC Developed Intellectual Property. All PwCC Developed Intellectual Property shall be considered works for hire owned by PwCC. If any such PwCC Developed Intellectual Property is not considered a work made for hire under applicable law, PwC Firm hereby irrevocably assigns, transfers and conveys to PwCC, without further consideration, all of PwC Firm's right, title and interest in and to such PwCC Developed Intellectual Property, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. PwC Firm acknowledges that PwCC and the assigns of PwCC shall have the right to obtain and hold in their own name any Intellectual Property rights in and to the PwCC Developed Intellectual Property. PwC Firm shall execute any documents and take any other actions reasonably requested by PwCC to accomplish the purposes of this Section 7.2(b). If for any reason PwCC fails to obtain ownership of the PwCC Developed Intellectual Property and such ownership is vested in PwC Firm or its employees or agents, PwC Firm agrees to (i) promptly and legally transfer such PwCC Developed Intellectual Property to PwCC wherever possible and (ii) wherever not possible, promptly grant to PwCC a license as broad as the Exploitation License, but without any restrictions whatsoever. Except as may otherwise be agreed upon in writing, PwCC grants to PwC Firm an Exploitation License in the PwCC Developed Intellectual Property, except for any and all Extensions to any Intellectual Property listed on the Global IP Schedule which are noted as "Exclusive Use," and any and all Extensions to any Intellectual Property not listed on the Global IP Schedule but used in the Consulting Business on or prior to the Closing Date which, if such Intellectual Property had been listed on such schedule, would have been noted thereon as "Exclusive Use" based on an application of the principles that governed the preparation of the Global IP Schedule.

         (c) PwC Firm Developed Intellectual Property. Except as may otherwise be agreed upon in writing, PwC Firm grants to PwCC in connection with the Services, an Exploitation License to the following, which shall be defined as "PwC Firm Developed Intellectual Property": (i) all Extensions to the PwC Firm Intellectual Property (not subject to a consent which is not available to PwC
Firm) used to provide the Services, and (ii) all other Intellectual Property proprietary to PwC Firm for which PwCC pays Service Investment Costs.

SECTION 7.3. RESERVATION OF RIGHTS.

         (a) Intellectual Property. Except as expressly set forth in this
Agreement: (i) each Party shall retain all right, title and interest to its Intellectual Property; (ii) neither Party shall, by virtue of this Agreement or otherwise, acquire any proprietary rights in the other Party's Intellectual Property; and (iii) the provisions of this Agreement shall not be deemed to grant a Party a license, either express or implied, to any of the other Party's Intellectual Property rights or Confidential Information.

         (b) Residuals. Nothing contained in this Agreement shall restrict either Party from the use of any ideas, concepts, know-how, methodologies, processes, technologies, algorithms, techniques, arrangements, depictions or presentations relating to the Services, which such Party, individually or jointly with the other Party hereto, develops or discloses under this Agreement or obtains from third parties, except to the extent that such use infringes the other Party's Intellectual Property rights or involves a disclosure or use of the other Party's Confidential Information. Notwithstanding the foregoing, all Confidential Information of each Party belong exclusively to such Party, but shall be used only for archival purposes or as otherwise expressly agreed hereunder, all subject to the confidentiality provisions of Article VIII.

SECTION 7.4. PWCC OWNERSHIP OF DATA.

         (a) Ownership of Data. All PwCC Data shall remain the sole and exclusive property of PwCC (subject to any PwC Firm rights retained under the Rollup Agreement) and shall be deemed Confidential Information of PwCC. PwCC Data shall not be: (i) used by PwC Firm other than in connection with providing the Services; (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by PwC Firm other than as required in connection with providing the Services; or (iii) commercially exploited by or on behalf of PwC Firm, or their respective employees or agents. All PwC Firm Data shall remain the sole and exclusive property of PwC Firm and shall be deemed Confidential Information of PwC Firm. PwC Firm Data shall not be (i) used by PwCC other than in connection with receiving the Services; (ii) disclosed sold, assigned, leased or otherwise provided to third parties by PwCC other than as required in connection with receiving the Services; or (iii) commercially exploited by or on behalf of PwCC, or its respective employees or agents.

         (b) Return of PwCC Data. PwC Firm shall upon request by PwCC during Transition Assistance, promptly return to PwCC, in the format and on the media in use as of the date of request, all or any requested portion of the PwCC Data, and, upon termination of all Transition Assistance, erase or destroy all PwCC Data in PwC Firm's possession; provided that as may be required to comply with
Section 4.4, PwC Firm may retain one (1) copy of PwCC Data for archival purposes, subject to mutually agreed upon security and confidentiality measures to be implemented by PwC Firm. PwCC shall reimburse PwC Firm for additional costs, if any, actually incurred by PwC Firm in providing as a Differing Service the PwCC Data in the format and media requested by PwCC.

         (c) Destroyed or Lost PwCC Data. To the extent PwCC Data is Segregable, PwC Firm shall use commercially reasonable efforts to separate PwCC Data from all other data so that only PwCC authorized persons (including PwC Firm personnel providing Services with a need to access) have access to such PwCC Data at Cost. To the extent that PwCC Data is Segregable from other data, PwC Firm shall (i) adequately mark or otherwise identify the PwCC Data as PwCC's property; and (ii) provided the Parties agree on an Additional Service, store the PwCC Data separately from PwC Firm's property including PwC Firm's data. In the event any material PwCC Data is lost or destroyed due to any negligent act or omission of PwC Firm, then PwC Firm shall be responsible for the prompt regeneration or replacement of such PwCC Data. PwC Firm shall use commercially reasonable efforts and act promptly to ensure that the loss of PwCC Data does not have an adverse effect upon PwCC's business or the Services. PwCC agrees to cooperate with PwC Firm to provide any available information, files or raw data needed for the regeneration of the material PwCC Data. If PwC Firm fails to regenerate the lost or destroyed PwCC Data within the time reasonably set by PwCC, then PwCC may obtain data reconstruction services from a third party, and PwC Firm shall reasonably cooperate with such third party as requested by PwCC. PwC Firm will be responsible for the reasonable actual costs incurred by PwCC for the reconstruction of PwCC Data by a third party subject to the limitations of
Article XI with respect to claims.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

SECTION 8.1. DEFINITIONS.

         (a) "Disclosing Party" means the Party furnishing Confidential Information and "Receiving Party" means the Party receiving the Confidential Information disclosed by the Disclosing Party.

         (b) "Confidential Information" means non-public material information of either Party or of a third party, including information:

                  (i) relating to the Disclosing Party's software or hardware products or services, or to its research and development projects or plans;

                  (ii) relating to the Disclosing Party's business, policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Disclosing Party's clients; and

                  (iii) marked or otherwise identified as confidential, restricted, secret or proprietary, including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure provided such information was identified as confidential at the time of disclosure or inspection and is confirmed in writing within ten (10) Business Days after the disclosure or inspection;

         Notwithstanding the foregoing, Confidential Information does not include information that the Receiving Party can establish:

                           (A) has become generally available to the public or
commonly known in either Party's business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party;

                           (B) was disclosed to the Receiving Party on a
non-confidential basis by a third party who had a lawful right to disclose the information to the Receiving Party without any obligation to restrict its further use or disclosure;

                           (C) was independently developed by the Receiving
Party without any recourse to any part of the Confidential Information as evidenced by a contemporaneous writing;

                           (D) is published incident to patent application
prosecution;

                           (E) that the Parties agree in writing will not be
treated as Confidential Information; or

                           (F) was generated, produced or became available to
PwC Firm before the Closing Date; provided that the Rollup Agreement shall govern if inconsistent with the effect of this Subsection 8.1(vi).

         (c) "Confidential Materials" means the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device which forms a part of computer hardware.

SECTION 8.2. RIGHTS, RESTRICTIONS AND OBLIGATIONS OF THE RECEIVING PARTY.

         (a) During the Term, the Receiving Party may:

                  (i) disclose Confidential Information received from the Disclosing Party only to its subcontractors, agents, representatives, advisors, partners, principals, employees, officers and directors and affiliates who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Agreement and, in the case of third parties, provided that, prior to disclosure to any such third party, the Disclosing Party applies its current internal practices with regard to disclosure and protection of its own Confidential Information to third parties.

                  (ii) reproduce the Confidential Information received from the Disclosing Party only as required to execute its obligations or exercise its rights under this Agreement; and

                  (iii) disclose Confidential Information as legally required by any Law, order of a court of competent jurisdiction or in connection with governmental regulatory or disciplinary proceedings by governmental entity with competent jurisdiction, provided that the Receiving Party where permissible gives the Disclosing Party prompt notice and reasonable cooperation prior to such disclosure to allow the Disclosing Party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information and limit the scope and effect of such order.

         (b) Except as otherwise specifically provided in this Agreement, the Receiving Party shall not during the Term and after expiration or earlier termination of this Agreement:

                  (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or

                  (ii) sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, compile, disassemble, reconfigure, market, distribute or otherwise use the Confidential Information in whole or in part.

         (c) The Receiving Party shall exercise the same care in preventing unauthorized disclosure or use of the Confidential Information that it takes to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature. Notwithstanding any provision herein, as to PwCC Confidential Information used or obtained in connection with Public Company F&A Information Services, PwC Firm shall use care which in no event is less than the care required under the policies and procedures of PwC Firm and PwC Member Firms to protect the Confidential Information of clients for whom PwC Member Firms perform audits.

         (d) The Receiving Party acknowledges that:

                  (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain;

                  (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore is irreparable;

                  (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction; and

                  (iv) subject to the rights expressly granted to the Receiving Party in this Agreement, the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including title to all Confidential Materials regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving Party.

SECTION 8.3. RETURN OF CONFIDENTIAL MATERIALS.

         Except as set forth in Section 7.4(b) with respect to retention for archive purposes, and subject to any rights retained by PwC Firm under the Rollup Agreement, immediately upon the request by the other Party, and at the expiration or earlier termination of this Agreement, a Party shall use commercially reasonable efforts to: (i) return or destroy all Confidential Materials of the other Party and any third party to which such Party has a duty or obligation related to the Confidential Information to be returned or destroyed, including all originals, copies, reproductions and summaries of such other Party's Confidential Information; and (ii) destroy all copies of such other Party's Confidential Information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures such Confidential Information is rendered reasonably unrecoverable, or otherwise dispose of all copies of such other Party's Confidential Information as directed by the other Party. Upon completion of those tasks an officer of the Party with the obligation to return or destroy Confidential Materials shall provide written confirmation to the other Party of its compliance with the requirements of this Section 8.3.

                                   ARTICLE IX

                   REPRESENTATIONS AND WARRANTIES; DISCLAIMER

SECTION 9.1. MUTUAL REPRESENTATIONS AND WARRANTIES.

         Each Party represents and warrants that, on the Closing Date:

         (a) it has reviewed the services that were provided under the SMOU, has cooperated to clarify any outstanding issues regarding identification of services which were provided under the SMOU, and, in the finalization of the Schedules attached hereto, has cooperated to expressly identify those Services which had been provided pursuant to the SMOU which will no longer be required after the Closing Date on SCHEDULE A-1;

         (b) as to PwCC, it has conducted, and, as to PwC Firm, it has assisted PwCC in its conduct of, a PwCC global project to define the Public Company F&A Information Services and to include the resulting description of such Public Company F&A Information Services applicable to this Agreement, including appropriate service level metrics, performance standards, and required levels of remediation, in SCHEDULE A-3 and SCHEDULE B hereto and in connection with such Services, PwCC shall have sole responsibility for public company reporting and compliance with SEC Laws, and PwCC acknowledges that, PwC Firm shall have no such responsibility; notwithstanding the foregoing, PwC Firm shall have the obligation to perform the Public Company F&A Information Services as provided for in SCHEDULE A-3 and SCHEDULE B and in accordance with Section 3.1(c)(i)(A);

         (c) it has designated in writing one person to be a point of contact for Public Company F&A Information Services, one person to be a point of contact for Technology Solutions Services, one person to be Local Project Manager, and other Key Personnel, and such individuals are designated in SCHEDULE C hereto;

         (d) it has requested the chief executive of its global organization to appoint four (4) individuals to serve on an Oversight Council responsible for coordination of the Services under all Rollup Agreements, and to manage the global relationship of the PwCC Affiliates and the PwC Member Firms in connection with this Agreement and similar agreements and to mediate disputes arising under the Rollup Agreement;

         (e) it has requested the Oversight Council to create a global governance memorandum of understanding to assure the global cooperation and coordination required to achieve the objectives of the parties to this Agreement and similar agreements and such global memorandum of understanding is attached hereto and made a part hereof as EXHIBIT B, and it accepts and ratifies the authority of the Oversight Council as set forth in such EXHIBIT B;

         (f) it has requested the chief executive of its global organization to appoint a Global Project Manager to be responsible for the coordination of the global relationship between PwCC's Affiliates and the PwC Member Firms, and it accepts and ratifies the authority of such Global Project Manager to address global issues arising from or relating to this Agreement as described in EXHIBIT B; and

         (g) it has reviewed and agreed to the pricing mechanism for the Services to be provided under the Agreement (including (i) a determination of the allocation formulas for Service Investment Costs, Operating Costs, Termination Costs and Stranded Costs and (ii) establishment of Cost Drivers) and has described the Cost of each Service to be provided as of the Closing Date by line item in SCHEDULE D hereto.

SECTION 9.2. PWC FIRM BUDGETS.

         PwC Firm represents and warrants that by the earlier of July 1, 2002 or the Closing Date, and covenants that, no later than thirty (30) days prior to the end of each PwCC fiscal year during the Term, PwC Firm shall formulate, at such level of accounting detail as is reasonable and practicable, a budget estimating the actual Costs (including, if applicable, any Cost Drivers) that constitute the monthly charges for Services, and PwCC represents, warrants and covenants, as applicable to cooperate with PwC Firm in connection therewith.

SECTION 9.3. DISCLAIMER.

         TO THE EXTENT PERMITTED BY LAW, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND ANY EXHIBIT OR SCHEDULE HERETO, THE SERVICES WILL BE PROVIDED WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

                                   ARTICLE X

                                 INDEMNIFICATION

SECTION 10.1. MUTUAL INDEMNIFICATION.

         Subject to the limitation set forth in Article XI, each Party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other Party and any partner, principal, director, officer, employee, successor and permitted assign of the other Party (each, an "Indemnified Party") from and against any and all Losses, incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from claims by third parties arising from, relating to or in connection with the breach of the provisions of this Agreement by the Indemnifying Party or negligence causing death, personal injury or damage to real or tangible personal property, gross negligence, fraud or reckless or willful misconduct of the Indemnifying Party. Notwithstanding the above, this Section 10.1 shall not apply to a claim to the extent caused by breach, negligence or other fault of the Indemnified Party and/or any contract personnel or any other agents who are managed and directed by the Indemnified Party.

SECTION 10.2. LOSSES NET OF INSURANCE.

         The amount of any Loss for which indemnification is provided under this
Article X shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and any such amounts actually recovered by any Indemnified Party to the extent relating to any Loss previously paid by any Indemnifying Party hereunder shall be paid over promptly to such Indemnifying Party.

SECTION 10.3. PROCEDURES RELATING TO THIRD PARTY CLAIMS.

         (a) Notice of Third Party Claim. In order for the Indemnified Party to be entitled to any indemnification pursuant to this Article X in respect of, arising out of or involving a claim or demand made by any person other than a party hereto against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim promptly, and in any event within twenty (20) Business Days, after receipt by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party promptly, and in any event within ten (10) Business Days, after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim, subject to third party confidentiality restrictions; provided that failure to make such delivery shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

         (b) Defense of Third Party Claim. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to fully indemnify the Indemnified Party therefore in accordance with this Agreement, to assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld, delayed or conditioned). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Except as set forth in the Local Term Sheet, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, subject to the remaining terms of this Section. The Indemnifying Party shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, in each case employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, PwCC and PwC Firm shall cooperate and shall cause its Affiliates or PwC Member Firms, respectively, to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount, which releases the Indemnified Party completely in connection with such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                                   ARTICLE XI

                                   LIABILITIES

SECTION 11.1. LIMITATION OF LIABILITY.

         (a) Limitation of Liability. IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF, BASED UPON OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AGGREGATE FEES (I.E., "COSTS" AS DEFINED HEREIN) PAID OR PAYABLE FOR THE SERVICES UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM (OR, IF THE FIRST SUCH EVENT GIVING RISE TO LIABILITY OCCURS DURING THE FIRST SIX (6) MONTHS AFTER THE CLOSING DATE, THE AGGREGATE FEES BUDGETED PURSUANT TO SCHEDULE D HERETO TO BE PAYABLE UNDER THIS AGREEMENT DURING SUCH SIX (6) MONTH PERIOD). NOTWITHSTANDING THE FOREGOING, THE LIMITATION OF LIABILITY WITH RESPECT TO (I) SECTION 10.1 (INDEMNIFICATION) AND (II) breach by A PARTY OF ITS obligations with respect to Confidential INFORMATION IF, WITHIN THIRTY (30) DAYS OF NOTICE ALLEGING SUCH BREACH, SUCH PARTY HAS NOT PROVIDED REASONABLE EVIDENCE THAT IT HAS TAKEN NECESSARY CORRECTIVE ACTIONS TO PREVENT RECURRENCE, each SHALL BE CALCULATED BASED ON A TWELVE (12) MONTH RATHER THAN A SIX (6) MONTH PERIOD.

         (b) Exceptions. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO: (I) LOSSES CAUSED BY A PARTY'S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT; OR (II) AMOUNTS DUE AND OWING FOR SERVICES RENDERED IN ACCORDANCE WITH THIS AGREEMENT OR CREDITS OR REPAYMENTS DUE AND OWING BY PWC FIRM TO PWCC IN ACCORDANCE WITH THIS AGREEMENT.

SECTION 11.2. CONSEQUENTIAL AND OTHER DAMAGES.

         NEITHER PWC FIRM NOR PWCC SHALL BE LIABLE, WHETHER IN CONTRACT, TORT OR OTHERWISE, BUT EXCLUDING WILLFUL MISCONDUCT, FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (OR DAMAGES DUE TO LOSS OF BUSINESS OR PROFITS) WHATSOEVER WHICH ARISE OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  ARTICLE XII

                                  MISCELLANEOUS

SECTION 12.1. ASSIGNMENT.

         This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by PwCC without the prior written consent of PwC Firm, which, except for assignment to a Subsidiary receiving services under the MOU or SMOU in existence on the Closing Date (provided that such Subsidiary shall discontinue any such right or obligation if there is a change in Control of such Subsidiary), may be withheld in its sole discretion. PwC Firm may assign this Agreement or any rights or obligations hereunder to any entity without the prior consent of PwCC, provided that (i) such assignment shall not relieve PwC Firm of its obligations hereunder without the consent of PwCC, which shall not be unreasonably withheld; (ii) if, as a result of such assignment, there is an increase in taxes which would otherwise be payable by PwCC hereunder, such increased taxes shall be payable by PwC Firm rather than PwCC; (iii) to the extent PwCC has increased Costs resulting from such assignment, compared to costs PwC Firm experiences for Itself, PwCC shall not be charged for such increased Costs and (iv) PwC Firm shall obtain all required consents from third parties at its expense. The provision of Services hereunder to any assignee in connection with this Section 12.1 is subject to the receipt of any applicable third party consents. PwC Firm hereby agrees to use commercially reasonable efforts to obtain any such consents and PwCC agrees hereby to pay all Costs associated therewith. No such delegation by a Party hereto will in any way affect any rights and obligations of the Parties under this Agreement. Upon a Change of Control of [Bermudaco], PwCC shall promptly notify PwC Firm of such Change of Control (as defined in Exhibit C), but in no event shall such notice be delivered more than five (5) Business Days after such Change of Control. Any purported assignment or transfer in violation of this Section will be null and void and of no effect. Unless waived by PwC Firm, the continued provision of Services hereunder shall be conditioned on (A) the modification of the Term to be the lesser of the then-remaining Term and one year from the date of such notice; and (B) provided that the terms of the No-Action Letter shall permit, the payment by PwCC, in addition to Costs, of a reasonable gross profit consistent with gross profits obtained by commercial providers of services similar to the Services.

SECTION 12.2. NO THIRD PARTY BENEFICIARIES.

         Except as specifically provided herein, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

SECTION 12.3. AMENDMENTS.

         No amendment to this Agreement will be effective unless it is in writing and signed by an authorized representative of each Party.

SECTION 12.4. CONSENTS AND APPROVALS.

         For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing, and, unless otherwise expressly provided herein, such consent or approval shall not be unreasonably withheld or delayed.

SECTION 12.5. WAIVERS.

         No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

SECTION 12.6. NOTICES.

         All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by email, hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or email, facsimile or by hand or overnight courier service), as set forth in the Local Term Sheet (or at such other address for a Party as will be specified by notice given in accordance with this Section).

SECTION 12.7. EXHIBITS AND SCHEDULES; INTERPRETATION.

         The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement. When

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
a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms "include" and "including" will be deemed followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "commercially reasonable" shall be construed in the context of a cost-based transaction.

SECTION 12.8. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 12.9. ENTIRE AGREEMENT.

         This Agreement, including the schedules, exhibits, annexes and attachments hereto, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

SECTION 12.10. SEVERABILITY.

         If any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof provided, however, the principal purposes of this Agreement shall be preserved and shall not be affected.

SECTION 12.11. SURVIVAL.

         The following Articles and Sections of this Agreement shall survive any termination or expiration of this Agreement: Article I, Sections 3.2(c), 3.6(b), 3.6(g), 3.7, 3.8, 4.1(d), 4.1(e), 4.2, 4.3, 4.4, 5.2, 5.4, 6.1(b)(iii), 6.1(c),
6.2, 6.4, 6.5, 7.2(a), 7.2(b), 7.3, 7.4, Article VIII, Sections 9.1(e), 9.1(f),
Articles X, XI and this Article XII.

SECTION 12.12. CONSENT TO JURISDICTION; REFERENCE TO ARBITRATION.

         (a) Each of the Parties irrevocably submits, and agrees to cause each of their respective Subsidiaries to irrevocably submit to the exclusive jurisdiction (i) the state courts of New York, and (ii) the Federal courts located in the State of New York, or any other jurisdiction agreed upon by the Parties in connection with the dispute, for the purposes of any suit, action or other proceeding to compel arbitration pursuant to paragraph (b) below or to enforce any award determined in accordance with paragraph (b) below (and each agrees that no such action, suit or proceeding relating to the foregoing shall be brought by it or any of its Subsidiaries except in such courts). Each of the Parties further agrees, and agrees to cause their respective Subsidiaries to agree, that service of any process, summons, notice or document by notice in the form acceptable under the Rollup Agreement to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in the Rollup Jurisdiction with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause their respective Subsidiaries to irrevocably waive, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated herein in (A) the state courts of New York located in the Borough of Manhattan or (B) the Federal courts located in the State of New York in the Borough of Manhattan, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) If a dispute among the Parties hereto arises out of or arises in connection with this Agreement or the Services, including a claim of deficiencies in the quality of the Services, the PwC Firm and PwCC Local Project Managers will notify the Global Project Managers of the existence and details of the dispute, and will meet in person within the number of days specified in the Local Term Sheet, or otherwise within thirty (30) days. Notwithstanding the preceding sentence, the Parties may specify different levels and time frames for the resolution of disputes in a Local Term Sheet, provided that the aggregate time frame of such dispute resolution is no greater than thirty (30) days from the date a Party is notified of a dispute. If the Parties' Local Project Managers are unable to resolve the dispute, the Parties' Global Project Managers will address the dispute and will meet in person within thirty (30) days unless otherwise agreed. If the dispute is not resolved pursuant to the foregoing procedures within thirty (30) days, the dispute will be referred to the Oversight Council for mediation to occur within thirty (30) days. (Notwithstanding the foregoing, the Parties will abide by the non-binding mediation and coordination process of the Oversight Council in accordance with EXHIBIT B.) If any dispute arising out of or in connection with this Agreement (including the validity, scope and enforceability of this Section 12.12(b)) is not resolved within thirty (30) days after referral to the Oversight Council for resolution, such dispute shall be finally settled by arbitration pursuant to the then-existing Rules of Arbitration of the International Chamber of Commerce before a single arbitrator, subject to the procedures set forth in items (i) through (viii) below. Notwithstanding the immediately preceding sentence, the Parties shall defer until termination or expiration of this Agreement arbitration of claims involving solely monetary amounts for past performance which in the aggregate do not equal or exceed the threshold amount set forth on the Local Term Sheet (which in no event shall be more than twenty-five thousand United States dollars (US$25,000)); provided that upon expiration or termination of this Agreement, the Parties may pursue arbitration for any remaining claims regardless of their value. Any disputes among the Parties relating to Public Company F&A Information Services of this Agreement shall also be subject to the "fast track" arbitration provisions described in the Local Term Sheet, in which case the time periods above shall be fifteen (15) days rather than thirty (30) days. Each thirty (30) day or fifteen (15) day period described above shall be deemed to commence on the date of a notice from any Party describing the particular dispute.

                  (i) The seat of the arbitration shall be London, England, or any other jurisdiction agreed upon by the Parties in connection with the arbitration, as set forth in the Rollup Agreement. However, hearings may be held in New York, London or Geneva, as the party or parties against whom the arbitration is sought shall specify or agree (as the case may be) or, in the absence of such specification or agreement within 15 days of the request for arbitration, the arbitrator shall decide.

                  (ii) The Parties to the dispute may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within 15 days from the date on which the request for arbitration was notified to the other parties to the dispute, any party to the dispute may apply to the International Chamber of Commerce to make the appointment.

                  (iii) The Parties shall use reasonable best efforts to ensure that such arbitration proceedings are conducted expeditiously and acknowledge that the arbitrator appointed shall have the power to issue procedural directions for such purposes.

                  (iv) In the event that the International Chamber of Commerce appoints an arbitrator pursuant to paragraph (ii) above, any party to the arbitration shall have the right to challenge the individual appointed on the grounds that such individual is a competitor of any of the parties, provided that such challenge is made within fifteen (15) days of the International Chamber of Commerce notifying such appointment. The challenging Party shall give reasons for its challenge to the proposed arbitrator. The International Chamber of Commerce Court shall have the final decision as to whether the individual concerned is in fact a competitor.

                  (v) The arbitrator shall conduct the proceedings in the English language or such other language as agreed upon by the Parties in connection with the arbitration. The arbitrator shall decide in accordance with the terms of this Agreement, after taking into account the customs and usage of the profession applicable to the transaction.

                  (vi) The arbitrator shall have the power, if requested by any party to any arbitral proceedings under this Section 12.12(b), to order those proceedings to be consolidated with any other arbitral proceedings arising out of or in connection with this Agreement. The arbitrator may also order that concurrent hearings of such proceedings be held. The Parties shall comply with any such order for consolidation or joinder and the arbitrator shall have the power to make a single award in respect of any number of arbitral proceedings which have been so consolidated or joined. The Parties shall not seek to challenge any award so rendered on the grounds that they were not a Party to the arbitration or arbitrations under which the award was made.

                  (vii) Other than with respect to compelling arbitration pursuant to this Section 12.12(b) or with respect to enforcing any award determined in accordance with this Section 12.12(b), the parties hereto renounce all recourse to litigation to the extent not inconsistent with applicable law and acknowledge that the award of the arbitrator shall be final and that neither the procedures followed by the arbitrator nor the award shall be subject to review by any court (including on any question of law arising out of the award), except as may otherwise be required by applicable law. Judgment with respect to any award may be entered in any court having jurisdiction over the parties hereto or their assets.

                  (viii) Performance by the Parties hereto under this Agreement shall continue if reasonably possible during any disagreement or arbitration proceedings and no amounts payable to any party thereunder shall be withheld on account of such disagreement or proceedings, provided that if the payment of any such amounts exceeding such amount as set forth in the Local Term Sheet in the aggregate is the subject of disagreement or arbitration, any of such parties may discharge their obligations hereunder or thereunder by making payment into an interest-bearing escrow account to be established for such purpose. Upon the resolution of the dispute, such escrowed amounts, plus the applicable proportionate amount of accrued interest, shall be disbursed in accordance with the decision of the arbitrator or as otherwise resolved.

SECTION 12.13. GOVERNING LAW.

         This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 12.14. REMEDIES.

         Unless otherwise specified in this Agreement, each Party's rights and remedies are cumulative and not exclusive, are in addition to any other rights and remedies provided at law, in equity, or under this Agreement, and may be pursued separately or concurrently as such Party determines.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                   [PWC FIRM]

                                        By:


                                             -----------------------------------
                                             Name:
                                             Title:

                                   [BermudaCo] or [Luxco] or [Bermudaco's local affiliate]

                                        By:


                                             -----------------------------------
                                             Name:
                                             Title:

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A         Local Term Sheet

Exhibit B         Global Governance Memorandum of Understanding

Exhibit C         Change of Control

Schedule A        Description of Services

         Schedule A-1     List of Omitted Services Provided Under SMOU or MOU

         Schedule A-2     Obligations of PwCC

         Schedule A-3     Description of Public Company F&A Information Services

Schedule B        Service Levels

Schedule C        Key Personnel

Schedule D        Costs, Allocation Mechanisms and Cost Drivers

Schedule E        Costs for Differing Services and Additional Services

Schedule F        Required Insurance

                                                                       EXHIBIT C
                                                                   TO TRANSITION
                                                              SERVICES AGREEMENT


"CHANGE OF CONTROL" means:

         (1) any event resulting in any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or their Related Parties, becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 25% of the total voting power of the Voting Stock of [Bermudaco] (or its successor by merger, consolidation or purchase of all or substantially all of its assets) and (B) the Permitted Holders or their Related Parties "beneficially own" (as defined in said Rules 13d-3 and 13d-5), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of [Bermudaco] (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of [Bermudaco] or such successor;

         (2) any event resulting in the sale, lease, exchange, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of [Bermudaco] taken as a whole to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders or their Related Parties; or

         (3) any event resulting in [Bermudaco] consolidating with, or merging with or into, any Person, or an event resulting in any Person consolidating with, or merging with or into, [Bermudaco], in any such event pursuant to a transaction in which any of the outstanding Voting Stock of [Bermudaco] is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of [Bermudaco] outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such transaction;

provided that the ownership of Voting Stock of [Bermudaco] by persons or groups underwriting the IPO shall not be deemed a Change of Control.


"PERMITTED HOLDERS" means [the partners of the PwC Member Firms one day prior to the Closing Date who are no longer partners of the PwC Member Firms one day after the Closing Date, the [LHS pension trusts] and the [RHS voting trust], Bermudaco and any Affiliate or Related Person thereof.]

"PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

"RELATED PARTY" with respect to any Permitted Holder means:

         (1) the stockholder of all of the equity securities of or the wholly-owned subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the sole benefit of such individual or such individual's estate, executor, administrator, or other personal representatives or beneficiaries;

         (2) any trust, partnership or other entity, all of the whose beneficiaries, partners or, owners are Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1); or

         (3) any entity whose shares or interests are beneficially owned in whole by a Permitted Holder and/or such other Persons referred to in clause (1).

"VOTING STOCK" of a corporation means any and all classes of capital stock of such corporation then outstanding and entitled to vote in the election of directors, or excluding such shares which are not voted in accordance with the No-Action Letter.

                                    EXHIBIT A

                                LOCAL TERM SHEET


                  This Local Term Sheet is an exhibit to that certain Transition Services Agreement, dated as of ______________, 2002, between _________ and
__________.

ITEM AND REFERENCE TO TRANSITION                            TERM
SERVICES AGREEMENT, IF APPLICABLE
Local law requirement(s) (and any            As a result of requirement(s) of
resulting clarification(s)):                 local law, the following section(s)
                                             of the Transition Service Agreement
                                             shall be modified as follows (the
                                             Parties may also provide for any
                                             rights or obligations in connection
                                             with such requirement(s) of local
                                             law, provided that the principal
                                             purposes, and the benefits and
                                             burdens, of the Transition Services
                                             Agreement are not changed):

                                             For example, the commercial
                                             agreement between the Parties
                                             requires PwCC Firm to pay
                                             termination costs of PwC Firm
                                             employees providing Basic Services
                                             as of the Closing Date. If under
                                             local law, such employees are
                                             deemed to be transferred to PwCC,
                                             and therefore PwCC must pay
                                             termination costs, the Parties
                                             should negotiate an indemnity from
                                             PwC Firm for such costs (and
                                             exclude these costs from the
                                             overall liability cap) in order to
                                             achieve the same intended
                                             commercial result.

Time periods (general):                      The following time period(s),
                                             except as related to Public F&A
                                             Information Services, shall be
                                             modified from what is stated in the
                                             terms and conditions of the
                                             Transition Services as follows:

                                             Examples of the above are:

                                             Timing of payment of pass through
                                             costs. Section 4.2(b)

                                             Time (less than 180 day(s)) for
                                             termination notice for certain
                                             ancillary services. Section
                                             6.1(b)(ii).

                                             Cure periods after written notice
                                             of breach. Section 6.2.

                                             Local Project Manager periodic
                                             meeting. Section 12.12(b).

Moves to new locations (Section              The following moves to a new
3.1(c)(ii)):                                 location are planned by PwCC:

                                             Parties will update this Local Term
                                             Sheet to reflect the date the
                                             notice required under Section
                                             3.1(c)(ii) is received by PwC Firm.

Exceptions to independent                    The following are circumstances in
contractor status (Section 3.4(a)):          which PwC Firm and any of its
                                             permitted designees shall perform
                                             as agents, not independent
                                             contractors, of PwCC:

Resale and existing and future               The following accommodations for
customers (Section 3.4(e)):                  certain existing customers and
                                             future customers shall be made:
                                             The following accommodations for
                                             certain existing customers and
                                             future customers shall be made:

Access for certain types of                  The following access to records and
customers (Section 3.6(b)):                  information is agreed to for the
                                             PwCC customers identified on an
                                             attachment hereto:

Access for PwCC employees and                The following are additional
agents (Section 3.6(e)):                     provisions relating to access of
                                             specifically-designated PwCC
                                             employees and agents of PwC Firm
                                             and PwC Member Firms' systems,
                                             Facilities and data:

Local Cost Drivers (Section                  The following are local
4.1(c)):                                     alternatives to Global Cost
                                             Drivers:

Additional True-Ups (Section                 The following are additional time
4.1(d)):                                     periods during which True-Ups will
                                             be performed:

Payment and interest (Sections               Amounts shall be paid in the
4.2(c) and (d)):                             following currency (only if other
                                             than local currency):

                                             The following time period is the
                                             period after which late payment
                                             charges apply:

                                             The following interest rate charge
                                             shall apply for late payments:

Procedures Manual (Section 5.6)              The following shall be the time
                                             period (if other than within thirty
                                             (30) days of Closing Date) in which
                                             PwC Firm will deliver the
                                             Procedures Manual to the PwCC
                                             Project Manager:

Notice periods for termination of            The following is the date that
Service (Section 6.1(b)(ii)):                notice of termination of a Service
                                             was provided prior to the Closing
                                             Date, for each applicable Service:

Additional Transition Assistance             PwC Firm shall provide the
(Section 6.5(a)):                            following transition assistance:

Participation and control of                 The following are the terms for
defense (Section 10.3(b)):                   participation, including retention
                                             of separate counsel, by the
                                             Indemnified Party and control of
                                             defense by the Indemnifying Party:

Notices (Section 12.6):                      The notices under Section 12.6 of
                                             the Agreement will be provided as
                                             follows:

                                             if to PwC firm, ___________________

                                             with a copy to:____________________

                                             if to PwCC, _______________________

                                             with a copy to:____________________


Informal dispute resolution levels           In addition to the Local Project
and time periods for resolution              Manager process for the initial
(12.12(b))                                   resolution of disputes under the
                                             Agreement, the following additional
                                             levels of processes will be made
                                             part of the initial dispute
                                             resolution process in the following
                                             timeframes (with the aggregate
                                             timeframe for such initial
                                             resolution process (i.e. before
                                             reference to the Global Project
                                             Managers) not to exceed thirty (30)
                                             days from the date a Party is
                                             notified of a dispute pursuant to
                                             Section 12.12 (b) of the
                                             Agreement):

Minimum threshold amount for                 The Parties shall defer until
arbitration (12.12(b)):                      termination or expiration of the
                                             Agreement arbitration of claims
                                             solely involving monetary amounts
                                             for past performance which in the
                                             aggregate do not equal or exceed
                                             (amount to be specified shall not
                                             exceed US$25,000):

Fast track arbitration (Section              The following "Fast track"
12.12(b)):                                   arbitration provisions for Public
                                             Company F&A Information Services
                                             shall be in effect:

Escrow for payments in dispute               Minimum aggregated disputed amounts
(12.12(b)(viii)):                            for purposes of discharging
                                             obligations under. Section 12.12(b)
                                             (viii).

Service schedules:                           The attached Schedules, which
                                             include service levels, are
                                             incorporated by reference as part
                                             of the Transition Services
                                             Agreement as if fully set forth
                                             therein.

                                             Joint venture(s) affiliated with a
                                             Party may be addressed in
                                             connection with the Services.

Related agreements and                       The following additional agreements
understandings:                              and understandings (in addition to
                                             the Supplemental Memorandum of
                                             Understanding) that relate to the
                                             Services have been entered into by
                                             the Parties:

Transitional services provided by            The following services will be
PwCC to PwC Firm:                            provided by PwCC to PwC Firm on a
                                             transitional basis as of the
                                             Closing Date and in conformance
                                             with the SEC No Action Letter:

                                             The Parties may agree to apply all,
                                             some or none of the terms and
                                             conditions of the form of Agreement
                                             to such services.